As filed with the U.S. Securities and Exchange Commission on October 17, 2012

Commission File No. ________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

800 COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Florida	7372	27-2019626
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Suite 203, 477 South Rosemary Avenue West Palm Beach, Florida 33401 561-296-6393
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices )

B. Michael Friedman Suite 203, 477 South Rosemary Avenue West Palm Beach, Florida 33401 561-296-6393
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To: Harold H. Martin Martin & Pritchett, P.A. 16810 Kenton Drive, Suite 160 Huntersville, North Carolina 28078 704-237-4508

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:	☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (1)	6,000,000	$0.00033	$1,980	$0.27
Total	6,000,000
(1) Consists of common stock of 800 Commerce, Inc. to be distributed by MediSwipe, Inc., a Delaware corporation, to the holders of MediSwipe common stock (including shares of MediSwipe’s Preferred Class B stock on an as if converted to common stock basis) on the record date of _______, 2012 to effect a distribution of 800 Commerce’s shares. The holders of MediSwipe common stock and Class B Preferred Stock (together the MediSwipe Stockholders) will not be charged or assessed for the 800 Commerce common stock, and MediSwipe will receive no consideration for the distribution of the shares. The shares are being registered for distribution by MediSwipe, Inc. as a dividend in kind to the MediSwipe Stockholders.

(2) There is no market for the registrant’s common stock and the registrant has an accumulated deficit. As a result, the proposed maximum offering price per share has been calculated based on one-third (1/3) of the par value of the shares in accordance with the provisions of Rule 457(f)(2).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay the effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER ____, 2012

PROSPECTUS

IMAGE OMITTED

800 Commerce, Inc.

Distribution of

6,000,000 shares of common stock

We are furnishing this prospectus to the stockholders of MediSwipe. MediSwipe will distribute 6,000,000 shares of common stock of 800 Commerce, Inc. in a special distribution to the stockholders of MediSwipe, pro rata, in the nature of a stock dividend distribution. This represents all of the shares of 800 Commerce owned by MediSwipe. MediSwipe may be deemed to be a statutory “underwriter” of the distribution within the meaning of Section 2(11) of the Securities Act of 1933.

Stockholders of MediSwipe entitled to participate in the distribution will receive one share of our common stock for every 114 shares owned that they owned as of the record date of the distribution, which has been set at ________, 2012. Fractional shares will be rounded up to the nearest whole share. These distributions will be made within 30 days of the date of this prospectus. We are bearing all costs incurred in connection with this distribution.

There is no public market for our common stock and our common stock is not listed on any stock exchange or quoted in the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Bulletin Board following the completion of the spin-off. However, we have no agreement or understanding with any potential market maker and we can provide no assurance to you that a public market for our shares will develop and, if so, what the market price of our shares may be.

For a description of the plan of distribution of these shares, please see page 8 of this prospectus.

____________________

  Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

  The date of this prospectus is ______, 2012

USE OF PRONOUNS AND OTHER WORDS

The pronouns “we”, “us”, “our” and the equivalent used in this prospectus mean 800 Commerce, Inc. In the notes to our financial statements, the “Company” means 800 Commerce, Inc. The pronoun “you” means the reader of this prospectus.

REPORTS TO SECURITY HOLDERS

We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year. In addition, we may from time to time furnish to stockholders additional information about us and our business as our management deems appropriate.

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ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

OTHER PERTINENT INFORMATION

We maintain our web site at www.800commerce.com. Information on this web site is not a part of this prospectus.

Unless specifically set forth to the contrary, when used in this prospectus the terms “800 Commerce", "we", "us", "our" and similar terms refer to 800 Commerce, Inc., a Florida corporation, and “MediSwipe” refers to MediSwipe, Inc., a Delaware corporation. In addition, “2012” refers to the year ended December 31, 2012 and “2011” refers to the year ended December 31, 2011 and “2010” refers to the period from inception (February 10, 2010) to December 31, 2010.

OUR CORPORATE HISTORY AND ORGANIZATION

We were incorporated in Florida on February 10, 2010 as a wholly owned subsidiary of MediSwipe, Inc., our founder. We were founded for the purpose of developing marketing components and conducting the component of MediSwipe’s business of credit card processing for vendors of non-medical services and products. The address of our executive offices is 477 South Rosemary Avenue, Suite 203,West Palm Beach, Florida 33401 and our telephone number at that address is 561-296-6393. We have never been a “shell company” as defined under the federal securities laws.

SUMMARIES OF REFERENCED DOCUMENTS

This prospectus contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, many of them are filed as exhibits to our registration statement of which this prospectus is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents, but the summaries and selected information are qualified in their entirety by the full text of the agreements and documents, those of which we have filed you may obtain from the Public Reference Section of or online from the Commission. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents. Whenever we make reference in this prospectus to any of our agreements and other documents, the references are not necessarily complete and you should refer to the exhibits attached to our registration statement of which this prospectus is a part for copies of the actual agreement or other document.

(1)

FORWARD-LOOKING STATEMENTS

This prospectus contains forward–looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this prospectus.

RISK FACTORS

In addition to the forward-looking statements outlined in the preceding topic in this prospectus and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this prospectus, the following risk factors should be carefully considered when evaluating our business. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

RISKS RELATED TO OUR CORPORATION:

OUR AUDITORS HAVE RAISED SUBSTANTIAL DOUBTS AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our financial statements have been prepared assuming we will continue as a going concern. Since inception in February 2010, we have experienced recurring losses from operations, and these losses have caused an accumulated deficit of approximately $341,000 as of June 30, 2012. We generate only minimal revenues and we continue to experience operating losses. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We anticipate that our operating expenses will continue to increase and we will continue to incur substantial losses in future periods until we are successful in significantly increasing our revenues and cash flow. There are no assurances that we will be able to increase our revenues and cash flow to a level which supports profitable operations and provides sufficient funds to pay our obligations. If we are unable to meet those obligations, we could be forced to cease operations in which event investors would lose their entire investment in our company.

We have incurred losses from operations since inception and continued losses threaten our ability to remain in business and pursue our business plan.

Since inception in 2010, we have incurred cumulative losses of $341,000 from operations. We anticipate incurring additional losses from operating activities in the near future. Even if we are able to obtain additional debt or equity funding, you have no assurance we will be able achieve profitability in our operations. Until we achieve break even between revenues and expenses, we will remain dependent on obtaining additional debt and equity funding. Without sufficient revenues, we may be unable to create value in our common stock, to pay dividends and to become a going concern. And, our lack of or expectation of profitability in the near future, if at all, can be expected to hamper our efforts to raise additional debt or equity funding. In the event we do not become profitable within a reasonable period of time, we may cease operations, in which event you will lose your entire investment.

Our limited operating history makes it difficult for you to evaluate the merits of purchasing our common stock.

We have been in business for less than three years and are an early revenue-stage enterprise. Our limited revenues and sales do not provide a sufficient basis for you to assess our business and prospects. You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods. We are subject to the risks inherent in any new business in a highly competitive marketplace. Products and services that we have recently introduced or plan to introduce in the near future increase our new-business risks and your difficulty in assessing our prospects. You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed. Your purchase of our common stock should be considered a high risk investment because of our unseasoned, early stage business which may likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject.

(2)

We will incur increased costs as a result of being a public company. These costs will adversely impact our results of operations.

As a public company, we will incur significant legal, accounting and other expenses that a private company does not incur. Even though the Jumpstart Our Business Startups Act (JOBS Act) has recently been passed for the purpose, in part, of reducing the cost for some newly reporting issuers, we are uncertain whether the JOBS Act will apply to us and, if it does, the amount of cost reduction we can expect. The Sarbanes-Oxley Act of 2002 (SOX) and related rules resulted in an increase in costs of maintaining compliance with the public reporting requirements, as well as making it more difficult and more expensive for us to obtain directors' and officers' liability insurance. These added costs will delay the time in which we may expect to achieve profitability, if at all.

Our management may not devote sufficient time to our business and affairs because of their management positions in other public and private enterprises. Without adequate management attention, we may not be able to establish our business and you risk the loss of your entire investment.

Each of our executive officers will devote a portion of his working time to at least one other publicly traded company, including MediSwipe, and in more than one other publicly traded company and private business activities. Without sufficient attention to our business and affairs by our management, our operations may suffer and we may be unable to achieve our potential and become profitable. Risks resulting from lack of profitability are described in preceding risk factors, and include a risk that we will not be able to maintain ongoing operations.

If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain equity funding by issuance of convertible securities or common stock, or common stock purchase warrants in connection with either type of funding, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. Future increases in the number of our shares outstanding will have a negative impact on earnings per share, increasing the earnings we must achieve to sustain higher prices for our common stock. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Loss of key personnel could have a material adverse effect on our operations.

We are particularly dependent upon our current executive management during the period before we achieve commercially sustainable operations, of which you have no assurance. The termination of one or more members of our current executive management, all of whom we employ on a part-time basis, for any reason in the near future could be expected to have a materially adverse effect on us because we only have three members of management at the date of this prospectus and we believe we cannot employ replacements for any of them who would have their level of dedication to, vision for and financial interest in us. Furthermore, it is probable any qualified replacements would require full-time employment with salary and benefits which can be expected to exceed our financial resources in the foreseeable future.

Voting control by management and two other persons means it is unlikely you and other stockholders will be able to elect our directors and you will have little influence over our management.

Our management will own a total of thirty-eight percent of our shares and two other individual stockholders will own approximately five and eight percent, respectively, of our shares, after the dividend distribution made pursuant to this prospectus. Each issued and outstanding share of common stock is entitled to one vote on each nominee for a directorship and on other matters presented to stockholders for approval. Our Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person or group who controls or can obtain more than fifty percent of the votes cast for the election of each director, as does management and the two other stockholders in the aggregate, will control the election of all directors and other stockholders will not be able to elect any directors or exert any influence over management decisions. Removal of a director for any reason requires a majority vote of our issued and outstanding shares of common stock.

We have assessed the effectiveness of our disclosure controls and procedures and our internal control over financial reporting and management concluded they are not effective. If there is a material weakness in either, there are no assurances that our financial statements will not contain errors which could require us to restate our financial statements.

The Sarbanes-Oxley Act of 2002 (SOX) requires public companies to establish disclosure controls and procedures and controls over financial reporting and to periodically assess the effectiveness of the controls and procedures. Following the effectiveness of the registration statement of which this prospectus is part, we will be required to maintain “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 and thereafter to report on a quarterly basis, in our quarterly and annual reports which we will file the SEC, our management’s conclusion regarding the effectiveness of our disclosure controls and procedures. In addition, in our annual report for 2013 we will also become subject to SEC rules which will require us to include a report of our management in our annual report on the effectiveness of internal control over financial reporting. However, as we will in all likelihood be a smaller reporting company when we are first required to provide this report, we will be exempt from the auditor attestation requirements concerning our report at the time the first report is issued, and will remain exempt from those attestation requirements so long as we remain a smaller reporting company. As of June 30, 2012, we conducted an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act). Based upon this evaluation our Chief Executive Officer and Chief Financial Officer concluded that, at June 30, 2012, our disclosure controls and procedures are not effective.

We assessed the effectiveness of the Company’s internal control over financial reporting as of evaluation date and identified the following material weaknesses:

Insufficient Resources: We have an inadequate number of personnel with requisite expertise in the key functional areas of finance and accounting.

Inadequate Segregation of Duties: We have an inadequate number of personnel to properly implement control procedures.

Lack of Audit Committee: We do not have a functioning audit committee, resulting in lack of independent oversight in the establishment and monitoring of required internal controls and procedures.

We have discussed the material weaknesses noted above with our independent registered public accounting firm. Due to the nature of these material weaknesses, there is a more than remote likelihood that misstatements which could be material to the annual or interim financial statements could occur that would not be prevented or detected.

(3)

RISKS RELATED TO OUR BUSINESS:

A significant part of our business plan depends on marketing of our products and services, which may not be accepted in the marketplace.

Our industry is extremely competitive and we have a very small market share. In order to achieve successful operations we will depend on effective marketing to gain a significantly larger market share. At the date of this prospectus, we have two employees who devote their time to marketing. We do not engage independent sales representatives. We do not employ a marketing agency. Employing a greater number of marketing personnel or a marketing agency would require greater financial resources than we currently possess. Furthermore, our ability to attract independent sales representatives may be limited without greater name recognition, an advertising campaign and market penetration. Unless we are able to address these limitations in our marketing capabilities, you may expect our revenues to be limited and we may have difficulty staying in business. And under such circumstances, our stock would not gain in value.

We operate in and plan to expand into extremely competitive environments, which will make it difficult for us to achieve market recognition and revenues.

We operate in an extremely competitive environment and the markets for our products are characterized by rapidly changing technologies, frequent new product introductions, short product life cycles and evolving industry standards. Our success depends, in substantial part, on the timely and successful introduction of our new products and services and thereafter upgrades of our products and services to comply with emerging industry standards and to address competing technological and product developments by our competitors. The research and development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and investment, as well as the accurate anticipation of technology, market trends and customer needs. We may focus our resources on technologies that do not become widely accepted, are not timely released or are not commercially viable. In addition, our products may contain defects or errors that are detected only after deployment. If our products are not competitive or do not work properly, our business could suffer and our financial performance could be negatively impacted. You have no assurance that our new products and services, which we intend to be a significant part or our business, will be accepted in the marketplace. If our products and services do not achieve market acceptance, our revenues will be significantly below the level we anticipate.

We face many risks relating to intellectual property rights.

Our business could be harmed if: (1) we, our customers and/or our suppliers are found to have infringed intellectual property rights of third parties, (2) the intellectual property indemnities in our supplier agreements are inadequate to cover damages and losses we suffer due to infringement of third-party intellectual property rights by our suppliers’ products, (3) we are required to indemnify our customers for significant amounts under agreements providing for intellectual property indemnities that have been entered into with some of our customers, (4) our intellectual property protection is inadequate to protect our proprietary rights, (5) the indemnity rights passed through by our customers are insufficient, or (6) our competitors negotiate significantly more favorable terms for licensed intellectual property.

RISKS RELATING TO INVESTMENT IN OUR SHARES:

You may incur federal income tax as a result of your receipt of the dividend distribution.

We are not able to predict the fair market value of our shares that the Internal Revenue Service may claim immediately following the dividend distribution. To the extent such fair market value exceeds your taxable basis in the MediSwipe stock to which the dividend relates, the excess will be treated as short or long term capital gain, based on your holding period for the MediSwipe stock. As a result, you may be required to include some amount related to the dividend in your taxable income for federal and state income tax purposes, even though you receive no cash in connection with the transaction. You will be required to use other sources of cash to pay any increase in your income tax related to the dividend.

You may find it difficult to sell our shares because there is no public market for our common stock and you have no assurance a public market will develop.

There is no public market for our common stock and there are no assurances a public market will ever be established. While we expect to take steps to secure a quotation of our common stock on the OTC Bulletin Board following the completion of the spin-off, this is a lengthy process and there are no assurances we will be successful. Even if our common stock is ultimate quoted on the OTC Bulletin Board, there are no assurances a liquid market for our stock will ever develop.

No broker-dealer has committed to create or maintain a market in our common stock.

We have no agreement with any broker or dealer to act as a market maker for our common stock following the spin-off and there are no assurances we will be successful in obtaining any market makers. As a result, no broker or dealer will have any incentive to make a market for our common stock. The lack of one or more market makers for our securities could adversely influence the market price for our common stock, as well as your ability to dispose of your shares of our common stock received in the spin-off, or to obtain accurate information about and/or quotations on our common stock.

Outstanding shares that are eligible for future sale could adversely impact a public trading market for our common stock, if a public trading market develops.

All of the shares of our common stock that will be distributed under this prospectus will be “free-trading” shares. The amount of shares which are available for sale in the public market, should such a market be developed, could result in a depression of our stock price until such time, if ever, that an active and liquid market for our common stock is developed. However, dividend shares distributed to our management will not be part of the “public float” because our management must satisfy certain requirements of Rule 144 with respect to a limitation on the number of shares sold in a three month period, the filing of Form 144 and the manner in which the shares are sold. The amount of restricted shares which are available for sale in the public market, should such a market be developed, with or without the liquidation of those shares, could result in a depression of our stock price until such time, if ever, that an active and liquid market for our common stock is developed and the restricted shares are liquidated by their owners.

"Penny stock” rules may make buying and selling our common stock difficult.

We expect trading in our common stock will be subject to the "penny stock" rules of the Securities and Exchange Commission.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.   The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock and limiting the number of broker-dealers who will accept our common stock in their customers’ accounts.  As a result, you may find it more difficult to sell our common stock into the public market.

(4)

PLAN OF DISTRIBUTION

Distributing company: MediSwipe, Inc.

Shares to be distributed: 6,000,000 shares of our common stock. The shares to be distributed in the spin-off will represent approximately 32% shares of our outstanding common stock.

Distribution ratio: One share of our common stock for every 114 shares of MediSwipe common stock owned of record on _______, 2012. No cash distributions will be paid and any fractional share will be rounded up to the nearest whole share.

No payment required: No holder of MediSwipe common shares will be required to make any payment, exchange any shares or take any other action in order to receive our common stock to be issued in the spin-off.

Record date: The record date for MediSwipe’s distribution of our common stock is _____, 2012. Since the record date, the MediSwipe common shares have been trading “ex dividend,” which means that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus mailing date: ______________, 2012. We have mailed this prospectus to you on or about this date.

Distribution date: The distribution date will be a date within 10 days following the prospectus mailing date designated above. If you hold your MediSwipe common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold MediSwipe common shares in a certificated form, a certificate representing your shares of our common stock will be mailed to you. The mailing process is expected to take approximately 30 days from the distribution date.

Distribution agent: Island Stock Transfer

Background and reason for the Distribution

Overview

On April 12, 2011, the majority shareholders of MediSwipe approved the distribution of all of the shares of our common stock owned by it, and on October 11, 2012 the Board of Directors of MediSwipe approved the dividend distribution. Immediately following the distribution, MediSwipe stockholders as of the record date will own approximately 32% of the outstanding shares of our common stock.

Goals of the spin-off

The MediSwipe board of directors believes that separating our businesses from MediSwipe’s businesses through the distribution spin-off is in the best interests of MediSwipe and its stockholders and has concluded that the separation will provide each company with a number of opportunities and benefits, including the following:

•	Strategic Focus. The spin-off will allow each independent company to design and implement corporate strategies and policies that are based on the industries that it serves and its specific business characteristics, including customers, sales cycles and product life cycles.

•	Recruiting and Retaining Employees. Allow each independent company to recruit and retain employees with expertise directly applicable to its needs and pursuant to compensation policies that are appropriate for its specific lines of business.

•	Access to Capital. Remove the need for the businesses to compete internally for capital. Instead, both companies will have direct access to the capital markets to fund their respective growth strategies and to establish an appropriate capital structure for their business needs.

•	Strategic Flexibility. Provide each independent company increased strategic flexibility to form partnerships and alliances in its target markets, unencumbered by considerations of the potential impact on the businesses of the other company.

•	Investor Choice. Provide investors in each company with a more targeted investment opportunity with different investment and business characteristics, including different opportunities for growth, capital structure, business models and financial returns. This will allow investors to evaluate the separate and distinct merits, performance and future prospects of each company.

There are no assurances that all or any of these goals will be achieved.

(5)

Mechanics of completing the spin-off

Following the date of this prospectus MediSwipe will deliver to the distribution agent, Island Stock Transfer, a certificate or certificates for 6,000,000 shares of our common stock to be distributed to the MediSwipe stockholders as of __________, 2012.

If you hold MediSwipe common stock in a brokerage account, your shares of our common stock to be issued to you in the spin-off will be credited to that account. If you hold your MediSwipe shares of common stock in a certificated form, a certificate representing the shares of our common stock to be issued to you in the spin-off will be mailed to you by the distribution agent to the address set forth in the books and records of MediSwipe. The mailing process is expected to take approximately 30 days from the date of this prospectus.

No cash distributions will be paid. Fractional shares of our common stock issuable in accordance with the distribution will be rounded up to the nearest whole share.

No holder of MediSwipe common stock is required to make any payment or exchange any shares in order to receive our shares of common stock in the spin-off distribution.

Federal income tax consequences of the spin-off

General

The following discusses U.S. federal income tax consequences of the spin-off transactions to MediSwipe stockholders who hold MediSwipe common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, or the Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to MediSwipe stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:

•	foreign persons, for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia,
•	financial institutions,
•	dealers in securities,
•	traders in securities who elect to apply a market-to-market method of accounting,
•	insurance companies,
•	tax-exempt entities,
•	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and
•	holders who hold MediSwipe common stock as part of a hedge, straddle, conversion or constructive sale.

Further, we are not providing any information in this prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

MediSwipe stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws. This is because one of the requirements under U.S. tax laws for the transaction to constitute a tax-free spin-off is that MediSwipe would need to own at least 80% of the voting power of our outstanding capital stock and at least 80% of the number of shares of each class of our outstanding voting capital stock. As we have issued stock to various persons, MediSwipe does not own at least 80% of our shares, as a result, we believe that the distribution will not qualify as a tax-free spin-off.

Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each MediSwipe stockholder receiving our shares of common stock in the spin-off generally would be treated as if the stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:

•	a dividend to the extent paid out of MediSwipe’s current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then
•	a reduction in your basis in MediSwipe common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then
•	gain from the sale or exchange of MediSwipe common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

Each shareholder's basis in our common stock will be equal to the fair market value of the stock at the time of the spin-off. If a public trading market for our common stock develops, of which there are no assurances, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

The distribution of our common shares in the spin-off will be treated by MediSwipe in the same manner as any other distribution of cash or property that MediSwipe may make. MediSwipe will recognize gain from the distribution of our common shares equal to the excess, if any, of the fair market value of our common shares that MediSwipe distributes, over MediSwipe’s tax basis in those shares.

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Back-up withholding requirements

U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or
•	provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

A stockholder who does not supply MediSwipe with his, her or its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares, if any, will be reported annually to the Internal Revenue Service and to the stockholder.

Federal Securities Laws Consequences

Our common stock distributed to MediSwipe stockholders in the spin-off will be freely transferable under the Securities Act of 1933, except for securities received by persons who may be deemed to be our affiliates under federal securities rules. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by or are under common control with our company, such as our directors and executive officers. Persons who are affiliates of MediSwipe generally will be permitted to sell their shares of our common stock received in the spin-off only pursuant to Rule 144 under the Securities Act of 1933. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, shares of our common stock received by MediSwipe affiliates in the spin-off may be sold if certain provisions of Rule 144 under the Securities Act of 1933 are complied with.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

June 30, 2012 (unaudited)

Total current debt, net of discount	$2,877
Long term liabilities	—
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares outstanding	—
Common stock, $0.001 par value, 90,000,000 shares authorized, 18,000,000 shares outstanding	18,000
Additional paid-in capital	572,000
Accumulated comprehensive loss	(171,000)
Accumulated deficit	(340,966)
Total stockholders' equity	78,034
Total capitalization	$80,911

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. As of September 30, 2012, there were 19,000,000 shares of our common stock outstanding, held by approximately 23 record owners of our common stock. In addition, we have a $50,000 convertible note set forth as follows:

We entered into a note agreement in May 2012 with Scott Climes, at that time, an unaffiliated investor for the issuance of a convertible promissory note in the amount of $50,000 (the “Note”). On September 11, 2012, Mr. Climes was named our Chief Executive Officer and became a member of our Board of directors. Among other terms the Note is due one year from its issuance date, bears interest at 8% per annum, payable in cash or shares at the Conversion Price as defined herewith, and are convertible at a conversion price (the “Conversion Price”) for each share of common stock equal to 65% of the lowest closing bid price within five days of any conversion. Upon the occurrence of an event of default, as defined in the Note, we are required to pay interest at 12% per annum and the holders may at their option declare the Note, together with accrued and unpaid interest, to be immediately due and payable. In addition, the Note provides for adjustments for dividends payable other than in shares of common stock, for reclassification, exchange or substitution of the common stock for our another security or securities or pursuant to a reorganization, merger, consolidation, or sale of assets, where there is a change in control of the Company. We may at our own option prepay the Note and must maintain sufficient authorized shares reserved for issuance under the Note.

We have determined that the conversion feature of the Note represents an embedded derivative since the Note is convertible into a variable number of shares upon conversion. Accordingly, the Note is not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. Accordingly, the fair value of this derivative instrument has been recorded as a liability on the balance sheet with the corresponding amount recorded as a discount to the Note. Such discount will be accreted from the date of issuance to the maturity date of the Note. The change in the fair value of the derivative liability will be recorded in other income or expenses in the statement of operations at the end of each quarter, with the offset to the derivative liability on the balance sheet. The beneficial conversion feature included in the Note resulted in an initial debt discount of $50,000 and an initial loss on the valuation of derivative liabilities of $1,282 based on the initial fair value of the derivative liability of $51,282. The fair value of the embedded derivative liability was calculated at issue date utilizing the following assumptions:

Issuance Date	Fair Value	Term	Assumed Conversion Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
5/10/12	$51,282	12 months	$0.00195	$0.0032	152%	0.09

At June 30, 2012, we revalued the embedded derivative liability. For the period from issuance to June 30, 2012, we decreased the derivative liability of $51,282 by $8,547 resulting in a derivative liability of $42,735 at June 30, 2012.

The fair value of the embedded derivative liability was calculated at June 30, 2012 utilizing the following assumptions:

Fair Value	Term	Assumed Conversion Price	Volatility Percentage	Interest Rate
$42,735	12 months	$0.00117	164%	0.09

We currently have options to purchase 1,600,000 shares of our common stock at an exercise price of $0.30 per share.

All of our outstanding shares of common stock prior to the spin-off are “restricted securities” under Rule 144. In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. After a one-year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are distributing in the spin-off could negatively impact the market price of our common stock should a market develop in the future, of which there is no assurance. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by our stockholders will have on the market price of our common stock prevailing from time to time, should a market develop.

Intent to Become a Fully Reporting Company

Immediately following the distribution we expect to file a registration statement on Form 8-A with the SEC which will register our common stock under Section 12(g) of the Securities Exchange Act of 1934. This filing will requires us to file annual, quarterly and other reports with the SEC, as well as proxy and information statements, among other filings. It will also obligate our officers, directors and principal shareholders to file reports under Section 16 of the Securities Exchange Act of 1934. We will take this action to ensure that we are a fully reporting company and that financial and other information about out company is available to our stockholders and potential investors.

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 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited financial statements for the six months ended June 30, 2012 and our audited financial statements for the year ended December 31, 2011 and for the period from February 10, 2010 (inception) through December 31, 2010, together with notes thereto, which are included in this registration statement on Form S-1.

For the six months ended June 30, 2012 compared to June 30, 2011

Results of Operations

Revenues. We had minimal revenues for the six months ended June 30, 2012 and 2011 in the amount of $9,108 and $4,583, respectively. We hope to continue to generate additional revenues as we continue operations and implement our business plan in 2012, as described below.

Operating Expenses. Our operating expenses were $157,875 and $15,403 for the six months ended June 30, 2012 and 2011, respectively. The increase by $142,472 in 2012 was due primarily to the increase in salaries and management fees, professional and consulting fees. We also had expenses of $10,000 related to investor relations in current period. We expect an increase in overall expenses during 2012 due to the additional expenses incurred as a result of becoming a publicly traded company in the United States.

Net Loss. For the six months ended June 30, 2012 and 2011, our net loss was $144,609 and $10,820, respectively. The increase in net loss by $133,789 in 2012 was due primarily to the increase in total operating expenses.

Liquidity and Capital Resources.

Operating Activities

Net cash used in operating activities was $78,891 and $10,820 for the six months ended June 30, 2012 and 2011, respectively. Negative cash flows in 2012 were due primarily to the net loss of $144,609, partially offset by the non-cash stock based compensation of $67,950, and an increase in accounts payable and accrued expenses in the amount of $10,659. Comparatively, negative cash flows from operations during the six months ended June 30, 2011 were due to the net loss of $10,820.

Investing Activities

Net cash used in investing activities was $1,188 for the six months ended June 30, 2012, due to the purchase of computer equipment. We had no cash flows from investing activities during the six months ended June 30, 2011.

Financing Activities

Net cash provided by financing activities was $203,252 and $12,545 during the six months ended June 30, 2012 and 2011, respectively. Positive cash flows from financing activities in 2012 were due to the proceeds of $155,000 from sale of 4,650,000 shares of our common stock, and the proceeds from convertible note in amount of $50,000. Positive cash flows from financing activities in 2011 were due to the proceeds of $7,000 from sale of our common stock, and $7,749 of advances from a stockholder.

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For the year ended December 31, 2011 compared to the period from February 10, 2010 (inception) to December 31, 2010

Results of Operations

Revenues. Revenues for the year ended December 31, 2011 were $13,494 compared to $13,189 for the period from February 10, 2010 (inception) to December 31, 2010.

Operating Expenses. For the year ended December 31, 2011 operating expenses were $193,352 compared to $29,688 for the period from February 10, 2010 (inception) to December 31, 2010. Our 2011 operating expenses were comprised of salaries and management fees of $126,227 (including stock-based compensation of $117,800), rent and office expense of $21,174, professional consulting and investor relation costs of $17,750 and general and administrative costs of $28,201. For the period from February 10, 2010 (inception) to December 31, 2010 our expenses included salaries and management fees of $5,100, rent and office expense of $11,262 and general and administrative costs of $13,326.

Net Loss. For the year ended December 31, 2011 we had a loss of $179,858 compared to a loss of $16,499 for the period from February 10, 2010 (inception) to December 31, 2010.

Liquidity and Capital Resources.

Operating Activities

Net cash used in operating activities was $68,200 and $16,499 for the year ended December 31, 2011 and for the period from February 10, 2010 (inception) to December 31, 2010, respectively. Negative cash flows in 2011 were due primarily to the net loss of $179,858, partially offset by the non-cash stock based compensation of $117,800. Comparatively, negative cash flows from operation during the period from February 10, 2010 (inception) to December 31, 2010 were due to the net loss of $16,499.

Investing Activities

We had no cash flows from investing activities during the year ended December 31, 2011 and during the period from February 10, 2010 (inception) to December 31, 2010.

Financing Activities

Net cash provided by financing activities was $68,784 and $16,650 during the year ended December 31, 2011 and during the period from February 10, 2010 (inception) to December 31, 2010, respectively. Positive cash flows from financing activities in 2011 were due to advances from parent in amount of $56,586, and the proceeds of $15,500 from sale of 465,000 shares of our common stock at a price of $0.033 per share. Positive cash flows from financing activities in 2010 were due to the advances from parent in amount of $13,350, plus the proceeds of $10,100 from notes payable to related party.

As of June 30, 2012, we had liabilities of $124,457, of which $68,186 are amounts due to a stockholder (our former parent company) for advances we received and $10,659 of accounts payable and accrued expenses. Additionally, we recorded the fair market value of $42,735 related to the conversion features of a convertible promissory note (the “Note”). The Note has a face value of $50,000 and a related discount of $47,123, resultant of the initial $50,000 discount recorded less the $2,877 of amortization of the initial note discount. We had no other long-term liabilities, commitments or contingencies.

During the remainder of 2012, in addition to our recurring monthly costs we expect to incur accounting costs associated with the audit of our financial statements. We expect that the legal and accounting costs of becoming a public company will continue to impact our liquidity and we may need to obtain funds to pay those expenses. Other than the anticipated increases in legal and accounting costs due to the reporting requirements of becoming a reporting company, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

Going Concern

We have incurred net losses of approximately $341,000 since inception through June 30, 2012. The report of our independent registered public accounting firm on our financial statements for the period of inception (February 10, 2010) through December 31, 2011 contains an explanatory paragraph regarding our ability to continue as a going concern based upon the Company’s accumulated deficit of $196,357 as of December 31, 2011 and a working capital deficit of $25,057. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. There are no assurances we will be successful in our efforts to generate revenues or report profitable operations or to continue as a going concern, in which event investors would lose their entire investment in our company.

Recent Financing Transactions

In June 2011, the Company sold 210,000 shares of its common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.033 per share and accordingly received $7,000.

In August 2011, the Company sold 255,000 shares of its common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.033 per share and accordingly received $8,500.

In May 2012, the Company sold 4,650,000 shares of its common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.033 per share and accordingly received $155,000.

In September 2012, the Company sold 400,000 shares of its common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.25 per share and accordingly received $100,000.

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Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Critical Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

Accounts Receivable

The Company records accounts receivable from amounts due from its processors. The Company charges certain merchants for processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. The Company charges other merchant customers a flat fee per transaction, and may also charge miscellaneous fees to our customers, including fees for returns, monthly minimums, and other miscellaneous services. All the charges and collections thereon flow through our processors who then remit the fee due to us within the month following the actual charges.

Marketable Securities

The Company classifies our marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ deficiency. Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred.

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basis criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue during the month in which commissions are earned.

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Fair Value of Financial Instruments

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, we primarily use prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). We also consider the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s own credit risk as observed in the credit default swap market.

The Company’s financial instruments consist primarily of marketable securities. Marketable securities are adjusted to fair value each balance sheet, based on quoted prices; which we consider level 1 inputs. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. The Company records a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment. ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, the Company has not been assessed, nor has the Company paid, any interest or penalties.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized. Our tax years subsequent to 2005 remain subject to examination by federal and state tax jurisdictions.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. There were no potentially dilutive securities outstanding during the years ended December 31, 2011 and 2010.

Accounting For Stock-Based Compensation

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Stock awards granted to non-employees are valued at their respective measurement dates based on the trading price of the Company’s common stock and recognized as expense during the period in which services are provided.

Comprehensive Loss

The Company has adopted ASC Topic 220, "Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Items included in the Company’s comprehensive loss consist of unrealized losses on available-for-sale securities.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” This guidance requires additional disclosures about fair value measurements, including information about purchases, sales, issuances and settlements in Level 3. We adopted this guidance effective January 1, 2011, and its adoption did not have a material impact on our consolidated financial condition or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 will result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011, with early application not permitted, and becomes effective for us on January 1, 2012. The adoption of this standard will not have a material impact on our consolidated financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. We adopted this guidance effective October 1, 2011, and its adoption did not have a material impact on our consolidated financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

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OUR BUSINESS

800 Commerce, Inc. (the “Company” or “we”) is a provider of e-commerce technology and mobile solutions which include electronic merchant payment services, mobile marketing and couponing, and consumer services search engines, that enable major brands and enterprises to engage consumers via their mobile phone and receive payment for goods and services. Our suite of services and technologies enable merchants, brands and content owners to communicate with their customers through wireless solutions.

Many of our planned products and services, as well as merchant payment processing, will involve mobile devices, such as cell phones. The penetration and usage of cell phones, in particular, is becoming ubiquitous, and business applications utilizing cell phones are growing rapidly. According to Juniper Research Ltd, by 2016, application-to-person (A2P) messaging will overtake person-to-person (texting) messaging, being worth more than $70 billion in the United States. A2P messaging includes messages to or from an application to or from a large number of customers in financial services, advertising, marketing, business administration, ticketing, television voting etc.

Company Strategy

Our objective is to build an industry-leading mobile marketing and merchant processing company through a combination of organic and acquired growth. The key elements to our strategy are:

Exploit the competitive advantages and operating leverage of our technology platforms. The core of our business is our wireless payment and mobile marketing technology platforms. We believe that the 800 Commerce platforms enabling business are more advanced than technologies offered by our competitors and provide us with a significant competitive advantage. The platforms are also highly scalable and capable of supporting substantial growth of our business.

Expand our sales and customer support infrastructure. We have historically focused our efforts on development of our technology and solutions. Going forward, we intend to increase significantly our investments in sales and customer support.

Build our intellectual property portfolio. We currently have filed one patent that we believe will have significant potential as an application in the mobile marketing industry. We have additionally filed several trademarks applications to protect our MY800 brand. We plan to continue our investment in building a strong intellectual property portfolio.

Acquire complementary businesses and technologies. Our future growth will largely depend upon our ability to acquire and integrate complementary businesses. We plan to acquire and launch several consumer directory portals under the MY800 brand operating in the mobile marketing industry. We believe that the combination of our state of the art technology platform and the “currency” of our publicly traded common stock will make us an attractive alternative for many of these companies. We will target companies with the following characteristics: (1) an established revenue base, (2) strong pipeline and growth prospects, (3) break-even or positive cash flow, (4) opportunities for substantial expense reductions through integration into our platform, (5) strong sales teams, and (6) technology and services that further build and differentiate our platform.

While these are the key elements of our current strategy, there can be no guarantees that our strategy will not change, or that we will succeed in achieving these goals.

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Industry Background

Mobile devices have become one of the most widely used means of communication globally. Significant technological advancements have and are continuing to provide mobile users with increased access to features previously available only on PCs, such as Internet browsing, email and social networking. As mobile devices have evolved, they have begun to enable brands and advertising agencies to interact with consumers virtually anytime and anywhere, optimizing engagement with other traditional media while lowering the cost of customer acquisition and retention. As a result, mobile devices have emerged as an important media method for brands and advertising agencies to interact with consumers. According to ABI Research, mobile marketing and advertising spending is expected to increase from $1.64 billion in 2007 to nearly $29 billion in 2014.

Global expenditure on mobile ads is forecast to double every year to US $20.6 billion in 2015, according to Gartner Inc., from an estimated $3.3 billion in 2012. Search ads and location ads (paid-for positioning on maps and augmented reality apps) are expected to deliver the highest revenue, while video/audio ads will see the fastest growth through 2015. Advertiser expenditure on mobile media is expected to almost double from $6.3 billion in 2011 to $11.6 billion in 2012. The United States is expected to be the fastest growing mobile ad market with $4.2 billion in revenues in 2012. Portio Research Ltd estimates 7.8 trillion SMS messages were sent in 2011. SMS traffic is expected to reach 9.6 trillion in 2012. By 2013 worldwide SMS revenue is forecast to break the USD 150 billion mark for the first time next, and will continue to grow for the next two years.

According to CTIA – The Wireless Association (June 2012), there were 327 million wireless subscribers in the US, representing 103.9% of the US population. The combined minutes and messages of this group have risen 9.5% year over year in this same June period. It takes 90 minutes for the average person to respond to an email yet only 90 seconds to respond to a SMS or Multimedia Messaging Service (MMS) text message; that’s a 300% increase in opens for SMS/MMS vs. emails.

eMarketer reports that revenue from mobile text messaging will rise this year to almost $12 billion.  The rise can be attributed to the relatively low number of businesses who have implemented text marketing in the past, and the continued rise of businesses who say they plan on adding text marketing to their advertising budget in 2012. We believe 800 Commerce is on the cusp of an exploding sector to more adeptly help businesses connect with their customers, establish awareness with prospects and motivate time-honored accounts to purchase more. We seek to create the purest play in mobile marketing, as mobile marketing will swell at a pace far greater than the growth of mobile handsets and eventually exceed the number of desktop computers. Simply put, we are taking the investment approach of investing in the unbelievable growth of Apple’s I-phones, Droids, mobile applications, eCommerce and mobile demographic marketing as well as the many other aspects of the mobile economy all wrapped up into one investment vehicle.

Mobile Advertising Revenue by Region, Worldwide, 2010-2015 (Millions of Dollars), according to Gartner
Region	2010	2011	2015
North America	304.3	701.7	5,791.4
Western Europe	257.1	569.3	5,131.9
Asia/Pacific and Japan	868.8	1,628.5	6,925.0
Rest of the World	196.9	410.4	2,761.7
Total	1,627.1	3,309.9	20,610.0
Source: Gartner (June 2011)		via: mobiThinking

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Mobile Messaging

Mobile messaging technology enables users to communicate in a so-called asynchronous manner, where messages are stored in the network and delivered to the recipient as soon as the recipient’s mobile phone can receive it. Once delivered, the message is stored on the users’ mobile phone. SMS (Short Messaging Service) allows a mobile user to send and receive a text message of up to 160 characters and across virtually any operator network. This service is also referred to as “text messaging” or “texting”. All recent mobile phone models support SMS. As a result, the large installed base of SMS phones creates a large addressable market for SMS-based mobile marketing campaigns. MMS (Multimedia Messaging Service) is the rich media equivalent to SMS text messages. An MMS message can include graphics, photos, audio and video, in addition to text. MMS is not yet universally supported by all networks; however this market segment is growing. SMS and MMS services are together referred to as “mobile messaging” or “messaging”. The stickiness of Mobile Messaging, the enormous reach of SMS and the rich media capabilities of MMS make this channel a highly rewarding advertising opportunity.

Merchant Payment Processing Business

Our electronic merchant payment processing services, including mobile payment solutions are available to both bricks and mortar businesses and online businesses worldwide. Our certified electronic payment processing services enable our clients to accept all major credit cards, debit cards and ATM cards, as well as many other forms of payment. These other payment forms include payroll cards, gift cards, loyalty program cards, ACH check drafts, money transfers and pay-by-check verification/guarantee services. Our payment gateway platform is accessible via websites, retail stores, mail order, telephone order call centers, wireless terminals and hand held devices. Our payment gateway platform may be integrated with thirteen processing platforms, including all First Data Platforms. We believe we offer one of the most robust merchant services options in the industry.

Our payment gateway platform includes a shopping cart emulator, which allows our merchant clients currently using other payment gateways to integrate with our gateway in a quick and efficient manner without disruption of their online business. The shopping cart emulator can be integrated with most shopping cart systems currently used by Internet merchants.

Our payment gateway platform complies with the Payment Card Industry Data Security Standard. PCI was developed by the major credit card companies as a guideline to help organizations that process card payments prevent credit card fraud, cracking and various other security vulnerabilities and threats. A company processing, storing, or transmitting payment card data must be PCI compliant or risk losing its ability to process credit card payments and being audited and/or fined. Merchants and payment card service providers must validate their compliance periodically. We also offer re-branding, private label or “white label”, of our 800 Commerce payment gateway platform. White labeling enables our merchant clients to appear to their customers as if they “own the payment network”.

Our suite of e-commerce payment services Include:

·	merchant processing customized solutions
·	private label gateway
·	credit card acceptance
·	private label debit card issuance
·	e-commerce processing
·	gift, payroll and loyalty cards
·	check services
·	wireless/mobile payment platforms
·	ACH

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Our Platform

The “MY800” Mobile Marketing and Customer Relationship Management (CRM) platform is a hosted solution, developed in partnership with 3CInteractive LLC., specifically for 800 Commerce, enabling our clients to develop, execute, and manage a variety of engagements to a consumer’s mobile phone. Short Messaging Service (SMS), Multi-Media Messaging (MMS), and Interactive Voice Response (IVR) interactions can all be facilitated via a set of Graphical User Interfaces (GUIs). Reporting and analytics capabilities are also available to our users through our MY800 mobile platform.

The 800 Commerce mobile marketing platform and unique “MY800” brand will help create an easy and convenient way for businesses to further ingrain top-of-mind awareness with customers and add nearly painless, mobile connectivity with their customers. With the rising tide of smartphone ownership, nothing will be less complicated than texting MY800 with a designated keyword for information regarding “Travel”, Home Loans”, “Credit Repair”, “Doctor”, Lawyer”, “Realtor”, etc. The simple ask, request and receiving multiple choices through text of vendors within a geographical area will provide a simpler and direct approach to receiving answers and connecting directly to a vendor of choice.

We believe that our “MY800” mobile marketing and advertising campaign platform is among the most advanced in the industry as it allows real time interactive communications with consumers. We will generate revenue from licensing our shortcode with specific keywords to clients within our MY800 directories and mobile platform as a service (Saas) model, per-message and per minute transactional fees, and customized professional services.

Mobile devices are emerging as the principal interactive channel for brands to reach consumers since it is the only media platform that has access to the consumer virtually anytime and anywhere. Brands and advertising agencies are recognizing the unique benefits of the mobile channel and they are increasingly integrating mobile media within their overall advertising and marketing campaigns. Our objective is to become the industry leader in connecting brands and enterprises to consumers’ mobile phones.

Further, imagine being able to redeem coupons you neither need to collect, inventory nor present at the right retailer to receive credit (just show the m-coupon on your phone), receive reminders about prescription refills, parcel pick-up notifications, new music releases, even ready cash/debit services. 800 Commerce will charge each merchant/client in every category or for each keyword listing on a monthly, recurring basis. The user after “opting in” to the MY800 texting database will receive free listings of every business within the chosen category. Merchants will pay a premium for placement within the list of 800 vendors in the returned text message with direct dial access to their business availability by the consumer. Clients will also pay for lead generation services created by the mobile engine of MY800.

We plan to offer a SMS gateway as a hosted message platform to enable any application, website or system to deliver short messages to consumers, customers and clients. SMS is also an integral component of a number of our other proposed services, such as advertising, couponing and MY800 services.

Mobile phone users represent a large and captive audience. While televisions, radios, and even PCs are often shared by multiple consumers, mobile phones are personal devices representing a unique and individual address to the end user. We believe that the future of digital media will be driven by mobile phones where a direct, personal conversation can be had with the world’s largest audience. The future of mobile includes banking, commerce, advertising, video, games and just about every other aspect of both on and offline life.

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“MY800” Portals

The Company owns the phone number 800-COMMERCE, and has been approved by US Shortcodes for use and operation of the international short code “MY800” (69800) with the use of unlimited keywords. The Company has been approved for use of its’ MY800 or 69800 shortcode by such mobile phone carriers including Sprint, T-Mobile, Virgin Mobile, Boost Mobile, Nextel and others. We plan to introduce a suite of consumer services search engines, built on the “MY800” theme. We have purchased a number of URLs for this purpose including: www.800commerce.com, www.my800doctor.com, www.my800realtor.com, www.my800creditrepair.com, www.my800lawyer.com, www.my800homeloan.com, www.my800travel.com among others. Each search engine will be enhanced with or mobile platform enabling mobile devices and a SMS feature to provide two-way text message communication between the service provider and consumer. Furthermore, the consumer will be able to access a particular search engine by texting MY800 (followed by the category name) and receive a text reply identifying multiple service providers within the consumer’s immediate geographic area. Our directory portal business model is similar to successful ecommerce websites, such as www.kayak.com in the travel industry, www.bankrate.com in the finance industry, and www.insurance.com in the insurance industry. Rather than offer the product or service directly to the consumer, these companies all serve consumers seeking to complete a transaction by providing them with an easy way to (i) find information to help them make an informed decision, (ii) compare offers from various companies that offer the respective product or service, and (iii) help them easily complete their transaction. Most of our services are free for consumers, with merchants paying for directory listings, premium placement and use of keywords under the MY800 SMS mobile platform.

My800Doctor.com

The Company is presently within beta launch of its’ first portal; www.My800Doctor.com, branded as a medical 2.0, interactive health and wellness portal. Visitors can view and choose a personal physician, dentist or health and wellness professional from a database of over 400,000 medical professionals, make an appointment online and receive mobile and email confirmation of the appointment as well as see a variety of proprietary content from the site. Additionally, My800Doctor.com will be the first interactive healthcare platform enabling telemedicine, allowing patients to speak directly with a physician online through a HIPPA compliant “Skype Like” platform for diagnosis, e-scribing, digital personal healthcare records combined with a search and appointment directory in any desired field of medicine. We are designing www.my800doctor.com to offer the uninsured a variety of healthcare options, including telemedicine and online consultations, discount prescriptions on name brand drugs and digitized personal health records. Users will be able to search for doctors by specialty and other categories, read doctor reviews, view medical related video content and schedule visits electronically. We plan to charge a subscription fee of $299 a year or $29 a month. Consumers will be able to choose from among participating physicians, receive online consultations at a minimum cost, receive prescriptions via email and get SMS prescriptions alerts and appointment reminders. We expect these features to be desirable by cutting down on time and travel related costs associated with customary doctors’ visits and standard healthcare.

Our Approach

Sales and Marketing Strategy

The Company will utilize direct response advertising and marketing campaigns, including television, print and Internet to attract visitors to our portal websites. The methods of advertising used and the level of advertising investment will vary based on a variety of factors that influence the effectiveness of direct response advertising. The nature of our direct response advertising and marketing campaigns will generally yield a strong correlation between our level of spending on sales and marketing and our revenue. Hence, as we increase our advertising and marketing budgets, we anticipate that our revenue will grow accordingly.

Our advertising methods include the following:

Television advertisements can be targeted toward specific demographics based on the type of show and time of day. Factors such as the time of year and significant local or nationally televised events can influence the effectiveness of campaigns.

Internet and affiliate marketing targets various demographics by advertising on publisher websites and on search engines, most commonly with keyword-based text ads, as well as with banners and contextual banners, focused on generating potential customers by driving traffic to our websites. Internet marketing also reaches customers who are using the web on their smart phones.

Mobile phone marketing will target mobile phone users, and provide the ability to specifically target owners of smart phones in general and certain specific models.

Each campaign is carefully monitored to ensure the highest returns, factoring in revenue and cost, as well as conversion rates at each phase of the process. By optimizing our advertising to focus on the most successful campaigns, we will ensure the highest returns on our investments and can consistently deliver the most cost efficient customer lead costs to our partners. These benefits will be amplified even further as we increase the levels of our advertising investments going forward.

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Strengths

We believe that we have certain key strengths that will enable us to be successful:

A Better Way to Present Information: We have created a better way for consumers to find and receive information in a mobile environment. We use proprietary software and algorithms to quickly find, consolidate and present offers from top-rated, reputable vendors and merchants. We display the results in an intuitive interface, providing a single place for consumers to educate themselves about market values of their items and then select the party with which they would like to do business based on the factors most important to them.

First in Our Industry: We believe that we are the first online marketplace of our kind in the mobile marketing with our unique MY800 mobile search platform We have taken the same successful concepts used in other industries, such as travel, insurance, and banking/finance, and applied them to the exploding mobile sector.

Technology Driven: We believe we have one of the strongest technology teams and partners in the mobile industry. We focus on developing high performance technology to power our website by rapidly searching for information a niche industries based on variables selected by the consumer and presenting it in a clear and intuitive manner. We strive to innovate quickly and are continuously developing and releasing new functionality on our websites to enhance the consumers’ experience. We invest in complex application program interface technology, and coordinate with our partners to update data in real time. These investments will strengthen our relationships with our partners and ensure that consumers are receiving timely, reliable information.

Competition

While management believes we serve a niche market, the larger market for mobile applications and marketing is intensely competitive and rapidly changing. Barriers to entry are relatively low, many of our potential competitors are larger and have more resources than we do, and with the introduction of new technologies and market entrants, we expect competition to intensify in the future. If we fail to compete effectively, our operating results will be harmed. Some of our principal competitors may offer their products at a lower price, which would result in pricing pressures. If we are unable to maintain competitive pricing, our future operating results could be negatively impacted.

We cannot be considered a significant participant in any of the markets in which we compete. Many competitors offering the same or similar services to what we offer are well established with high brand recognition, large economies of scale and substantially greater resources, financial and otherwise. We also complete against small companies who specialize in industries and provide custom services. These businesses are highly automated and capital-intensive. The profitability of individual market participants depends on efficient operations, as services are sold largely based on cost.

Our current principal competitors in merchant processing include First Data Corp, Fiserv and others. The Company faces significant competition in the marketplace from payment gateways in operation for the past 10 years such as Authorized.net, a company recently acquired by Cybersource which was acquired by Visa in 2010.  Authorized.net represents transaction volume from approximately 190,000 Internet merchants.   Additional gateway competitors include EFS Net, Secure Pay, LinkPoint and others.  The Company is seeking to position itself in a niche market by providing high volume merchants a very competitive pricing model per transaction, excellent gateway technology, superior customer service, and features not available from other gateways such as merchant terminal integration, ACH, and recurring billing, to name a few. Currently, there are in excess of 5 million Internet merchants with nearly 5,000 new ones opening on a daily basis requiring a shopping cart and payment gateway. (Statistics gathered from SIC Code Info and the Green Sheet, an industry trade source).

As a result of industry developments, some of our competitors within the mobile sector may in the future create an integrated platform with features similar to ours, for example, Google, Inc.'s proposed acquisition of Admob, Inc. which was announced in November 2009, Apple, Inc.'s acquisition of Quattro Wireless, Inc. in January 2010, and the entry of larger companies such as Nokia, AOL, Microsoft and Yahoo! into the mobile media markets

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Intellectual Property

The Company relies on a combination of trade secret laws and restrictions on disclosure to protect our intellectual property rights. We enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of our software documentation and other proprietary information.

Patents and Trademarks

On June 6, 2012, the Company received the assignment of a provisional patent application. The patent application applies to the use of geographic, semantic and sentiment analytics over the internet to optimize transaction services between buyers and sellers of electronic commerce. Transactional services allow users to do transactions such as purchasing goods, obtaining information, insurance or personal services, such as medical services using networks such as the Internet. The software covered by the application can be used to facilitate the use of transactional services and to match sellers with buyers in an effective manner. On August 1, 2012, the Company agreed to issue 100,000 shares of common stock to Dr. James Canton for his work related to the patent applications. The shares were issued September 11, 2012.

The Company has applied for federal trademarks on behalf of our brands under the trademarks: “800 Commerce”, and “MY800”. We plan to file federal trademarks for “MY800 doctor”, “MY800Lawyer” and others.

Legal Proceedings

From time to time, the Company may be a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business. As of the date of this prospectus, the Company is not aware of any proceeding, threatened or pending, against us, which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

Consultants

In May 2012 the Company engaged Daniel Najor to provide business modeling and strategic advisory services to us under the terms of a 12 month agreement. As compensation for his services, the Company paid Mr. Najor a retainer of $10,000 and issued him 500,000 shares of our common stock valued at $50,000. In addition, he is entitled to receive a 5% override on all residual income for the life of all contracts from business development executed on our behalf by Mr. Najor.

Effective August 1, 2012, the Company entered into Advisory Board Agreements with Dr. James Canton and Scott Climes. Pursuant to each agreement, the Company granted a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options vest as follows; 200,000 upon the effective date and 50,000 at the end of each of the subsequent twelve months. Effective September 11, 2012, Dr. Canton became the Chairman of the Board of Directors, and Mr. Climes was appointed the Chief Executive Officer of the Company and named to the Board of Directors.

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Agreements

On August 1, 2012 the Company entered into a series of agreements with Payventures, LLC. (“PV”) and Payventures Tech, LLC. (“PVTECH”). PV operates a business of promoting merchant services offered by certain banks, including credit and debit card transaction processing and network services (“Merchant Services”) to merchants. Pursuant to an Assignment Agreement between PV and the Company PV assigned fifty percent (50%) of PV’s rights to receive residual payments from certain Assigned Customer(s), in exchange for five hundred thousand (500,000) shares of the Company’s restricted common stock.

PV and the Company also entered into a Consulting Agreement, whereby PV will provide services to the Company, including; coordination of mobile messaging services, customer contact, customer assistance services and merchant acquisition and processing services. PV will be compensated at their standard hourly rate for such services.

Also on August 1, 2012, PV and the Company executed an Agent Referral Agreement, whereby PV will compensate the Company for any customer referred to PV by the Company that subsequently utilizes PV’s Merchant Services.

PVTECH and the Company entered into a Hosted Platform License & Services Agreement, whereby PVTECH will provide the Company access to their hosted ecommerce and processing platform products, as well as related services and support. Pursuant to the terms of the agreement, the Company will pay PVTECH a monthly licensing fee of $2,500 and a transaction fee of $0.07 per transaction. Beginning in the seventh (7th) month of the agreement, there is a minimum transaction fee of $2,500 per month.

On August 7, 2012, the Company entered into a Client Agreement with 3Cinteractive, LLC. (“3Ci”). 3Ci will make available to the Company their “Switchblade Platform”. The Switchblade Platform enables users to send and receive SMS messages directly to and from US Mobile Operator subscribers. The service includes, web-based, API and file based interfaces to facilitate interactions between the Company and the Company’s clients. The platform provides full service SMS services including but not limited to the ability to create and manage interative workflows, keyboard campaigns, text –to-screen, immediate or schedules broadcasts, post notification services, dynamic group management, external API access, mobile configuration and reporting. Pursuant to the agreement, the Company incurred a $2,500 set-up fee, and will be charged monthly, beginning one month from the billing activation date. The initial three months will be $1,500, $2,000 and $2,500 respectively, and beginning in the fourth month from billing activation, the Company will incur a monthly fee of $3,000 as well $1,100 for our vanity short code (800 Commerce).

The Company entered into a Proposed Statement of Work, whereby the Company and interactiveMD (“iMD”), have initiated a multi-part business relationship. iMD is a leading telehealth company that provides patients with the convenience of round-the-clock access to licensed physicians via live videoconference, telephone, and secure email. Their revolutionary platform expands and improves the delivery of healthcare while simultaneously reducing costs and overcoming barriers to care. Regardless of location, a member can connect with a network of licensed physicians in real-time for the diagnosis and treatment of a wide range of common conditions. The Company has the right to sell iMD telehealth services as well as to offer the iMD system and technology to doctors licensing the Company’s appointment scheduling software. iMD will also be building for the Company, a white label version of the iMD system.

Description of Our Property

The Company leases two thousand square feet of general office space which houses our executive office, call center and software development at 477 South Rosemary Avenue Suite 203, West Palm Beach, Florida, 33401. The lease began March 1, 2012 and runs to February 28, 2014, at an initial monthly rental rate of $2,500. We believe these facilities will be adequate for our operations in the immediate future. In the event our level of business activity increases, we believe we will need to add space or relocate to a larger facility.

Our Employees

We have five full-time employees. These employees include our chief executive officer, one programmer/technical staff operator, two sales and marketing personnel, one accounting personnel and one administrative assistant. We believe these employees are sufficient for our current level of operations. We expect to add personnel in the future in the event our level of operations increases. We believe our relations with our employees are good. None of our employees are represented by a collective bargaining unit.

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OUR MANAGEMENT

The following table sets forth information about our directors, our executive officers and persons who have agreed to become our directors, subject to our purchase of directors and officers liability insurance, who have consented to be named in this prospectus.

NAME	AGE	POSITION	Director Since
B. Michael Friedman	45	Director and President	Inception
Barry Hollander	55	Chief Financial Officer	n/a
James M Canton, PhD	54	Chairman of the Board	September 11, 2012
Scott Climes	48	Director and Chief Executive Officer	September 11, 2012

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholders meeting; provided, that there is no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected. We do not have independent directors using the definition of independence contained in the NASDAQ listing rules. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. We have the authority under Florida law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

MANAGEMENT BIOGRAPHIES

Scott Climes has more than 20 years of experience building successful commercial enterprises ranging from startup to Fortune 500 companies. Earlier in his career, Mr. Climes held executive leadership positions in the biopharmaceutical industry, including Vice President of Sales and Commercial Operations for BiogenIdec (2006-2008). At BiogenIdec, he led the Oncology and Rheumatology Group and had responsibility for a $4 Billion franchise in a joint venture with Genentech. From 1990 to 2006, he held positions with Merck & Co., AstraMerck and AstraZeneca. Mr. Climes earned a BA in Economics from San Diego State University in 1989 and an MBA from the University of Redlands in California in 1996. Mr. Climes’ work experience during the past five years is as follows:

2008 to present	BioSense Medical Devices. Founded by Mr. Climes, since inception, he has served as the company’s President and Executive Officer, and led the company to build a global brand and distribution for innovative, solution-based, healthcare products.
2011 to present	TreanaVentures, a boutique venture firm focused on early stage healthcare and technology companies.

James M. Canton, PhD, brings over 30 years of global business experience in finance, trade, high technology, health care, management and entrepreneurship to 800 Commerce Inc. and serves as Chairman of the Board of the Company. Dr. Canton currently serves on the boards of: Airtouch Communications; Student Loan Finance Corporation and IKOR Inc. He also serves on the advisory boards of Ecosphere Technologies and the Corporate Eco Forum. Between 2007 and 2010 he served on a number of advisory boards including the Motorola Research Advisory Board; the International Advisory Council, Economic Advisory Board, State of Singapore and MIT's Media Lab, Europe. He is the author of the books, Technofutures and the Extreme Future.

1990 to present	Chief Executive Officer, President and Chairman of the Institute for Global Futures, Inc. (“GFI”) a leading think tank he founded and is based in San Francisco, CA. GFI advises business and government on forecasting, strategy, future trends, technology and innovation. Clients include: IBM, Intel, Philips, General Electric, Hewlett Packard, Boeing, FedEx and Proctor & Gamble.

B. Michael Friedman is one of our directors and our President, beginning at inception. He serves as our President on a part-time basis. We expect Mr. Friedman to devote approximately fifty percent (50%) of his working time to our business and affairs. Mr. Friedman brings twenty years of entrepreneurial and management experience to the Company. Mr. Friedman is a demonstrated leader and effective executive capable of working within the Company to achieve successful results with a commitment to excellence. Mr. Friedman is an articulate advanced communicator, listener and cultivator of key relationships with all levels of personnel, clients and executive management. During his twenty years of experience in the financial industry and public markets, Mr. Friedman has exhibited a talent for developing and implementing marketing strategies to propel his organizations to leadership positions in their respective market and the achievement of corporate goals. Mr. Friedman has been a valued contributor to key strategic acquisitions and highly successful joint ventures. Mr. Friedman will assist the Company in the prioritization of tasks to accomplish maximum results, timely completion of projects and address organizational problems with innovative solutions. Mr. Friedman earned a Bachelor of Science degree in Marketing and Management in 1986 from the University of Florida, in Gainesville, Florida. Mr. Freidman’s work experience during the past five years and selected employment prior to that period is as follows:

May 2010to present	Chief Executive Officer (May 26, 2010) and Director (May 2, 2011) of MediSwipe, a publicly traded company which files reports pursuant to registration under the Securities Exchange Act of 1934.
2010 to present	President of First Level Capital, LLC, an investor relations firm.

Barry S. Hollander is our Chief Financial Officer, beginning at inception. He serves as our Chief Financial Officer on a part-time basis. We expect Mr. Hollander to devote approximately forty percent (40%) of his working time to our business and affairs. Mr. Hollander earned a Bachelor of Science degree in Accounting in1979 from Fairleigh Dickinson University. Mr. Hollander’s work experience during the past five years and selected employment prior to that period is as follows:

April 2011 to present	Chief Financial Officer of MediSwipe, a publicly traded company which files reports pursuant to registration under the Securities Exchange Act of 1934.
2008 to present	Chief Financial Officer of Quture International, Inc., a publicly traded company which files reports pursuant to registration under the Securities Act of 1933.
2007 to present	Acting Chief Executive Officer and Chief Financial Officer of FastFunds Financial Corporation, a publicly traded company which files reports pursuant to registration under the Securities Exchange Act of 1934.
2002 to present	Chief Financial Officer of SurgLine International, Inc., a publicly traded company which files reports pursuant to registration under the Securities Act of 1933.

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Family Relationships

There are no family relationships between any of the executive officers and directors. Each director is elected at our annual meeting of shareholders, if management deems it advisable to hold an annual meeting of shareholders, and holds office for a term of one year,, or until his successor is elected and qualified.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.”

Compliance with Section 16 (a) of the Exchange Act

Not applicable.

Director Qualification

Our Board of Directors is currently comprised of three individuals. Mr. Friedman is a founder of our company and has significant knowledge about our industry. Our Board concluded that as a result of these directors individual experience, qualifications, attributes or skills that such person should be serving as a member of our board of directors as of the date of this prospectus in light of our business and structure. In addition to their individual skills and backgrounds which are focused on our industry as well as financial and managerial experience, we believe that the collective skills and experience of our Board members are well suited to guide us as we continue to grow our company. We expect to expand our board of directors in the future to include independent directors. In adding additional members to our Board, we will consider each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. Further, when identifying nominees to serve as director, we expect that our Board will seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

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Committees of Our Board of Directors and the Role of Our Board in Risk Oversight

Mr. Friedman serves as both our President and as one of the three members of our board of directors. We do not have any independent directors. The board of directors oversees our business affairs and monitors the performance of management. At the present stage of our company, our Board believes that in the context of risk oversight, by combining the positions of Chairman of the Board and Chief Executive Officer, the Board gains valuable perspective that combines operational experience of a member of management with the oversight focus of a member of the Board.

The Company has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by Board of Directors as a whole. Because we do not have any independent directors, we believe that the establishment of these committees would be more form over substance.

The Company does not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees. Further, when identifying nominees to serve as director, while the Company does not have a policy regarding the consideration of diversity in selecting directors, at such time as we expand our Board, our Board will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The Company has not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

None of our directors is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

●	understands generally accepted accounting principles and financial statements,
●	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
●	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
●	understands internal controls over financial reporting, and
●	understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Compensation of Directors

The Company has not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. Currently, executive officers of our company who are also members of the board of directors do not receive any compensation specifically for their services as directors. In August 2011, Mr. Climes and Mr. Canton each were granted options to purchase 800,000 shares of common stock at an exercise price of $0.30 per share for their roles as advisors to the Board of directors of the Company. Effective September 11, 2012 Mr. Canton became the Chairman of the Board and Mr. Climes became a member of the Board of directors.

Code of Ethics

The Company has adopted a Code of Conduct that applies to our President, Chief Executive Officer, Chief Financial Officer Chief Accounting Officer or Controller and any other persons performing similar functions. This Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely and understandable disclosure in reports we file with the Securities Exchange Commission. A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

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HOW WE COMPENSATE OUR MANAGEMENT

The following table summarizes all compensation recorded by us in the past two years for:

●	our principal executive officer or other individual serving in a similar capacity,
●	our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2011 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, and
●	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2011.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Nonqualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)	Total (US$)
B. Michael Friedman	2010	0	0	0	0	0	0	0	0
President	2011	3,151	0	100,000	0	0	0	0	103,151

Barry Hollander	2010	0	0	0	0	0	0	0	0
Chief Financial Officer	2011	0	0	17,800	0	0	0	0	17,800

Stock awards and total compensation includes 3,000,000 shares of Company common stock to Mr. Friedman and 534,000 shares of Company common stock to Mr. Hollander. The shares were valued at $0.033 per share, the price of the common stock sold in the Company’s private placements.

WHO OWNS OUR COMMON STOCK

Our principal stockholders are set forth in the following table. The number of shares has been adjusted for a share dividend in a ratio of 3:1 approved by our board of directors on June 20, 2012. These principal stockholders include:

●	each of our directors and executive officers,
●	our directors and executive officers as a group, and
●	others who we know own more than five percent of our issued and outstanding common stock.

We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is our address. The percentages are based on 19,000,000 shares issued and outstanding.

	Number of Shares		Percentage
NAME	Before (1)	After (2)	Before (1)	After (2)
James M Canton (3) (4)	200,000	200,000	1.1%	1.1%

Scott A. Climes (4)	1,500,000	1,500,000	7.9%	7.9%

B. Michael Friedman (4)	3,000,000	4,567,646	15.8%	24.0%

Barry Hollander (4)	900,000	917,430	4.7%	4.8%

All directors and officers, as a group (4 persons)	5,600,000	7,185,076	29.5%	37.8%

MarketByte LLC Suite 308 #402 4653 Carmel Mountain Rd Suite 308 #402 San Diego, Ca. 92130	1,500,000	1,500,000	7.9%	7.9%

MediSwipe, Inc. 477 S. Rosemary Ave. Suite 203 West Palm Beach, Fl. 33401	6,000,000	0	31.6%	0.0%

David S. Nagelberg 939 Coast Blvd. #21 DE La Jolla, Ca. 92037	900,000	900,000	4.7%	4.7%

Daniel Najor 14317 Salida Del Sol San Diego, Ca. 92127	1,500,000	1,500,000	7.9%	7.9%

(1) Before the dividend distribution.
(2) After the dividend distribution.
(3) Legally owned by the Canton Penson Trust.
(4) The address for these shareholders is Suite 203, 477 South Rosemary Avenue, West Palm Beach, Florida 33401

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RELATED PARTY TRANSACTIONS

Officer advances and repayments

During the year ended December 31, 2011 and for the period from February 10, 2010 (inception) through December 31, 2010, B. Michael Friedman, our President, loaned or advanced the Company $5,050 and $10,100, respectively. During the year ended December 31, 2011 and for the period from February 10, 2010 (inception) through December 31, 2010 the Company repaid $8,350 and $6,800 of the $15,150 balance, respectively, and there was no balance due as of December 31, 2011.

Management fees

During the six months ended June 30, 2012 and the year ended December 31, 2011 the Company paid management fees of $2,478 and $3,151, respectively, to B. Michael Friedman, our President. During the six months ended June 30, 2012 the company paid $2,000 to a Company controlled by our CFO for his services. The Company also issued 3,000,000 shares of its common stock to the President and 534,000 shares of its common stock to the CFO. The shares were valued at $0.033 per share, the price of the common stock sold in the Company’s private placements. Accordingly, the Company recorded stock compensation expense of $117,800 for the year ended December 31, 2011.

Officer reimbursements

For the six months ended June 30, 2012 and the year ended December 31, 2011, the Company reimbursed costs of $10,000 and $4,600, respectively, for services provided by First Level Capital, LLC, an entity that is owned by the Company’s President.

Amounts due MediSwipe, Inc.

As of June 30, 2012 and December 31, 2011, MediSwipe, Inc. (“MediSwipe”) owned 6,000,000 shares of our common stock, representing approximately 33% of our outstanding common stock. The Company owes MediSwipe $68,186 and $69,936 as of June 30, 2012 and December 31, 2011, respectively, as a result of advances received from MediSwipe. Immediately after the dividend distribution, MediSwipe will not own any shares of our common stock, and will only have the status as a creditor of the Company.

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

At the date of this prospectus, there is no public market for our common stock. Although we have no agreement, we have discussed, with a securities broker-dealer as a market maker, to apply for a trading symbol and, when issued, publish quotes for our common stock. We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “____”. We have been advised by the Financial Industry Regulatory Authority (FINRA) that it will issue our symbol when notified that the registration statement of which this prospectus is a part has been declared effective.

Our Stockholders

At the date of this prospectus, we have twenty three (23) record and beneficial holders of the 19,000,000 shares of common stock issued and outstanding. Following the dividend distribution by MediSwipe, we expect to have approximately 384 record holders and approximately 380 beneficial holders of our common stock.

Dividends

We have not paid a cash dividend on our common stock and do not expect to pay a cash dividend in the foreseeable future. Our board of directors has the sole authority to declare dividends. Our payment of dividends in the future will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

Our Transfer Agent

Our transfer agent is Island Stock Transfer, Suite 301, 15500 Roosevelt Boulevard, Clearwater, Florida 33760. Island’s telephone number is 727-289-0010.

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DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2012, there are 19,000,000 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Registration Rights

We have granted various shareholders piggy-back registration rights covering an aggregate of 7,115,000 shares of our outstanding common stock under the terms of the agreements for the purchase or issuance of these shares. In general, piggy-back registration rights enable the holder of common shares to register his shares for public resale on the same registration statement being filed in connection with selected offerings.

HOW MEDISWIPE WILL DISTRIBUTE OUR SHARES

MediSwipe was our founder and owns 6,000,000 shares of our common stock, representing approximately 32% of our outstanding shares of common stock. On April 12, 2011, the majority shareholders of MediSwipe approved the dividend declaration, and on October 11, 2012 the board of directors declared a dividend (the “Dividend”) to be paid to holders of its common stock, consisting of all 6,000,000 shares of our common stock which MediSwipe now owns. MediSwipe’s board of directors believes that we will have a better opportunity to finance and commercialize our products and services as a free standing company as compared to a minority owned subsidiary of MediSwipe. The record date for the dividend will be determined when and after we determine a probable effective date of the registration statement of which this prospectus is a part. MediSwipe has 444,167,878 shares of common stock issued and outstanding and 550,000 shares of Series B Preferred Stock issued and outstanding. The holders of the Series B Preferred stock are entitled to participate in the Dividend pursuant to the terms and conditions of the Certificate of Designation of the Series B Preferred stock. The 550,000 shares of Series B Preferred stock equates to 244,292,333 shares of MediSwipe common stock, on an as if converted basis. Accordingly, there will be 688,460,211 shares (the “Dividend Shares”) participating in the distribution and MediSwipe will therefore distribute 0.0087145 of one share of our common stock for each one share of the MediSwipe Dividend Shares. Fractional shares, if any, will be rounded up to the next whole share and we will issue a sufficient number of additional shares to MediSwipe for distribution of the dividend as may be necessary to accommodate the rounding of fractional shares.

MediSwipe may be deemed to be a statutory underwriter of our shares for purposes of the distribution of the dividend and have potential liability as such under the Securities Act of 1933, as amended.

Holders of MediSwipe’s common stock will not be required to take any action to receive our common stock. As soon as practicable following the effective date of the registration statement of which this prospectus is a part, our transfer agent will mail a stock certificate to each MediSwipe stockholder of record and credit Cede & Co., the nominee of The Depository Trust & Clearing Corporation, with the number of our shares of common stock required to satisfy the distribution to beneficial holders of MediSwipe’s commons stock held in brokerage accounts.

Neither MediSwipe, we nor any other person will receive any proceeds in connection with the dividend distribution by MediSwipe. We have prepared paying the costs of the registration statement of which this prospectus is a part. We are solely responsible for the content of the registration statement and of this prospectus. We have undertaken the registration of the shares because of the potential benefit our management believes we may derive from being a publicly traded company, both in raising additional debt or equity financing and in marketing our products.

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SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. We have 19,000,000 shares of our common stock issued and outstanding at the date of this prospectus. The 5,600,000 shares held by our directors, officers and others, not including the 6,000,000 shares held by MediSwipe for distribution of the dividend and covered by the registration statement of which this prospectus is a part, are restricted securities and the resale of the shares into the public securities market will be subject to Rule 144. Shares issued to our directors, officers and controlling persons pursuant to the registration statement of which this prospectus is a part will not be restricted securities, but will, nevertheless, be subject to the reporting requirements, broker’s transaction requirements and one-percent per each three month limitation of Rule 144.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Martin & Pritchett, P.A., Attorneys at Law, Huntersville, North Carolina.

EXPERTS

Our financial statements for the period from inception to and at December 31, 2010 and for the year ended and at December 31, 2011 have been included in this prospectus in reliance on the report of D. Brooks and Associates CPA’s, P.A., West Palm Beach, Florida, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-1 under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and our exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports and other information with the SEC.

You can read our SEC filings, including the registration statement of which this prospectus is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

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Index to Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets As of December 31, 2011 and 2010	F-3

Consolidated Statements of Operations For the Year Ended December 31, 2011, and for the Periods from February 10, 2010 (Inception) through December 31, 2010 and 2011	F-4

Consolidated Statement of Stockholders’ Equity (Deficit) For the Period from February 10, 2010 (inception) through December 31, 2011	F-5

Consolidated Statements of Cash Flows For the Year Ended December 31, 2011, and for the Period from February 10, 2010 (Inception) through December 31, 2010	F-6

Notes to Consolidated Financial Statements	F-7

Consolidated Balance Sheets As of June 30, 2012 (unaudited) and December 31, 2011	F-15

Consolidated Statements of Operations For the Six Months Ended June 30, 2012 and 2011 (unaudited)	F-16

Consolidated Statement of Stockholders’ Equity (Deficit) For the Period from January 12, 2010 (inception) through June 30, 2012 (unaudited)	F-17

Consolidated Statements of Cash Flows For the Six Months Ended June 30, 2012 and 2011 (unaudited)	F-18

Notes to Consolidated Financial Statements	F-19

F-1

D. Brooks and Associates CPA’s, P.A.

            Certified Public Accountants Valuation Analyst Advisors

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of 800 Commerce, Inc.

We have audited the accompanying balance sheets of 800 Commerce, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2011 and for the period from February 12, 2010 (inception) through December 31, 2010. 800 Commerce, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800 Commerce, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011 and for the period from February 12, 2010 (inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has incurred operating losses, has incurred negative cash flows from operations and has a working capital deficit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 10 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, Florida

October 16, 2012

F-2

800 COMMERCE, INC.

BALANCE SHEETS

	December 31,	December 31,
	2011	2010

ASSETS

Current Assets:
Cash and cash equivalents	$735	$151
Accounts receivable	1,142	—
Prepaid expenses	5,000	—
Marketable securities- parent company common stock	38,000	136,000
Total current assets	$44,877	$136,151

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Due to parent company	$69,934	$13,350
Notes payable, related parties	—	3,300

Total current liabilities	69,934	16,650

Stockholders' Equity (Deficiency):
Common stock, $.001 par value; 90,000,000 shares authorized; 9,999,000 (2011)
and 750,000 (2010) shares issued and outstanding, respectively	9,999	750
Preferred stock, $0.001 par value; 10,000,000 shares authorized, none issued	—	—
Additional paid-in capital	313,301	189,250
Accumulated comprehensive loss	(152,000)	(54,000)
Accumulated deficit	(196,357)	(16,499)

Total stockholders' equity (deficiency)	(25,057)	119,501

Total liabilities and stockholders' equity (defeciency)	$44,877	$136,151

F-3

800 COMMERCE, INC.

STATEMENTS OF OPERATIONS

	Year Ended	For the period from February 12, 2010 (inception) to
	December 31, 2011	December 31, 2010

Fee revenue, net	$13,494	$13,189

Operating expenses:
Salaries and management fees*	126,227	5,100
Commissions and marketing	9,651	8,500
Rent and office expense	21,174	11,262
Travel	11,124	3,117
Investor relations	6,350	—
Consulting expenses	4,500	—
Professional fees	6,900	—
Software development	4,000	1,250
Other	3,426	459

Total operating expenses	193,352	29,688

Net loss	$(179,858)	$(16,499)

Net loss per share	$(0.17)	$(0.02)

Weighted average number of common shares outstanding
Basic and diluted	1,053,635	750,000

* Includes stock based compensation of $117,800 in 2011

F-4

800 COMMERCE, INC.

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

Period from February 12, 2010 (Inception) to December 31, 2010 and the Year Ended December 31, 2011

			Additional	Accumulated		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Loss	Deficit	Equity (Deficiency)

Balances, February 12, 2010 (Inception)	—	—	$—	$—	$—	$—

Issuance of founders stock to parent	750,000	750	(750)			—

Capitalization of Company with Parent common stock	—	—	190,000	—	—	190,000

Unrealized loss on parent common stock	—	—	—	(54,000)	—	(54,000)

Net loss	—	—	—	—	(16,499)	(16,499)

Balances, December 31, 2010	750,000	750	189,250	(54,000)	(16,499)	119,501

Common stock issued to parent	5,250,000	5,250	(5,250)	—	—	—

Common stock issued for cash	465,000	465	15,035	—	—	15,500

Common stock issued for services	3,534,000	3,534	114,266	—	—	117,800

Unrealized loss on parent common stock	—	—		(98,000)	—	(98,000)

Net loss	—	—	—	—	(179,858)	(179,858)

Balances, December 31, 2011	9,999,000	$9,999	$313,301	$(152,000)	$(196,357)	$(25,057)

F-5

800 COMMERCE, INC.

STATEMENTS OF CASH FLOWS

		For the period
		from February 12,
	Year Ended	2010 (inception) to
	December 31,	December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(179,858)	$(16,499)

Adjustments to reconcile net loss
to net cash used in operating activities:
Common stock issued for services	117,800	—
Change in operating assets and liabilities:
Increase in accounts receivable	(1,142)	—
Increase in prepaid expenses	(5,000)	—

Net cash used in operating activities	$(68,200)	$(16,499)

Cash flows from financing activities:
Advances from parent	56,584	13,350
Proceeds from sale of common stock	15,500	—
Issuance of notes payable related party	5,050	10,100
Repayments on notes payable, related party	(8,350)	(6,800)
Net cash provided by financing activities	68,784	16,650

Net increase in cash and cash equivalents	584	151
Cash and cash equivalents, beginning	151	—

Cash and cash equivalents, ending	$735	$151

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

F-6

800 COMMERCE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1 - ORGANIZATION

BUSINESS

800 Commerce Inc. (“800 Commerce” or the “Company”) was formed in the State of Florida on February 10, 2010.

The Company operates payment processing services, gift and loyalty card program programs, prepaid debit cards and mobile marketing campaigns for consumers and businesses under the domain name www.800Commerce.com .. The Company offers MasterCard prepaid cards branded with corporations’ brands. The prepaid cards can be used for various applications including payroll, corporate incentives, employee incentives, and general use.  Each of these activities creates a fee opportunity for us and our affiliated banks and merchants.

The Company offers merchant processing services through Independent Service Organizations (“ISO”) and agent agreements with FrontStream Payments and Pay Ventures from which we receive residuals from each merchant account each month. In order to provide payment-processing services for Visa, MasterCard and Discover transactions, the Company must be sponsored by a financial institution that is a principal member of the respective Visa, MasterCard and Discover card associations. The Company has agreements with several processors to provide to us, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. The Company also maintains a bank sponsorship agreement for its prepaid card programs. Monthly revenues are derived through merchant account residual payments paid to us via wire transfer or ACH each month. The Company will seek to capitalize on this presently untapped marketplace and is in the unique position to access this distribution channel, by managing and leveraging its’ merchant relationships as a vertical pipeline and distribution channel for its mobile marketing platform and social media applications for its growing merchant database and clients.

800 Commerce offers a full spectrum of secure and reliable transaction processing solutions using traditional, Internet Point of Sale (POS), e-commerce, social networks and mobile (wireless) solutions through our alliance partner network. The Company’s electronic payment processing suite of services will enable clients to accept substantially all major credit cards, debit and Automatic Teller Machine (ATM) cards and Automated Clearing House (ACH) check drafts for payment including, but not limited to, retailers, service providers, mail-order and/or Internet merchants. As an industry innovator, the Company is dedicated to delivering comprehensive services from merchant account activation, mobile marketing, gateway connections and web development to a world-wide client base.

On October 10, 2011 the Company amended its’ Articles of Incorporation, whereby the authorized shares of stock was increased to 100,000,000, comprised of 90,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock.

F-7

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

The Company records accounts receivable from amounts due from its processors. The Company charges certain merchants for processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. The Company charges other merchant customers a flat fee per transaction, and may also charge miscellaneous fees to customers, including fees for returns, monthly minimums, and other miscellaneous services. All the charges and collections thereon flow through the processors who then remit the fee due the Company within the month following the actual charges.

MARKETABLE SECURITIES

The Company classifies its marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ deficiency. Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” (“SAB No. 104”). SAB 104 clarifies application of generally accepted accounting principles related to revenue transactions. The Company also follows the guidance in EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables ("EITF Issue No. 00-21"), in arrangements with multiple deliverables.

The Company recognizes revenues when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue during the month in which commissions are earned.

F-8

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s own credit risk as observed in the credit default swap market.

The Company's financial instruments consist primarily of marketable securities. Marketable securities are adjusted to fair value each balance sheet, based on quoted prices; which we consider level 1 inputs. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. The Company records a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, the Company has not been assessed, nor has the Company paid, any interest or penalties.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized. The Company’s tax years subsequent to 2005 remain subject to examination by federal and state tax jurisdictions.

The Company accounts for income taxes using SFAS No. 109,  "Accounting for  Income Taxes," which requires  recognition of deferred tax liabilities and  assets for  expected  future  tax  consequences  of events  that have been included in the financial  statements  or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

F-9

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share is computed in accordance with SFAS No. 128, "Earnings per Share". Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. There were no potentially dilutive securities outstanding during the years ended December 31, 2011 and 2010.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Stock awards granted to non-employees are valued at their respective measurement dates based on the trading price of the Company’s common stock and recognized as expense during the period in which services are provided.

COMPREHENSIVE LOSS

The Company has adopted ASC Topic 220, "Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Items included in the Company’s comprehensive loss consist of unrealized losses on available-for-sale securities.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” This guidance requires additional disclosures about fair value measurements, including information about purchases, sales, issuances and settlements in Level 3. The Company adopted this guidance effective January 1, 2011, and its adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 will result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011, with early application not permitted, and becomes effective for the Company on January 1, 2012. The adoption of this standard will not have a material impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The Company adopted this guidance effective October 1, 2011, and its adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 4 – SALES CONCENTRATION AND CONCENTRATION OF CREDIT RISK

Cash

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC insured institution insures up to $250,000 on account balances. The amounts that are not insured by FDIC limitations are held in short-term securities. The company has not experienced any losses in such accounts.

Sales

None of the Company’s customers account for more than 10% of revenues, however the Company relies on a few processors to provide, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools.

F-10

NOTE 5 - MARKETABLE SECURITES – Parent Common Stock

The Company’s marketable securities consist solely of 10,000,000 shares of its Parent’s common stock, issued to the Company in connection with the Company’s formation in 2010. The Company classifies its marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ deficiency. Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred. There were no realized gains or losses during the period from February 12, 2010 through December 31, 2010 or for the year ended December 31, 2011. The aggregate fair value of the Company’s holdings in its Parent common stock totaled $36,000 and $136,000 as of December 31, 2011 and 2010, respectively. The following summarizes the activity related to the Company’s marketable securities:

Fair Value Upon Receipt in 2010	$190,000
Net unrealized loss - 2010	(54,000)
Carrying value as of December 31, 2010	136,000
Net unrealized loss - 2011	(98,000)
Carrying value as of December 31, 2011	$ 38,000

The following summarizes the carrying value of marketable securities as of December 31, 2011 and 2010.

	2011	2010
Initial fair value	$190,000	$190,000
Unrealized losses included in accumulated other comprehensive income	(152,000)	(54,000)
Net carrying value	$38,000	$136,000

The Company did not purchase or sell any marketable securities during the period from February 12, 2010 through December 31, 2010 or for the year ended December 31, 2011.

NOTE 6 - COMMON STOCK

In June 2011, the Company sold 210,000 shares of its common stock pursuant to a private placement memorandum to accredit investors. The Company sold the shares at $0.033 per share and accordingly received $7,000.

In August 2011, the Company sold 255,000 shares of its common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.033 per share and accordingly received $8,500.

On October 1 2011 the Company issued 5,250,000 shares of its common stock to Mediswipe, Inc., the Company’s Parent Company.

On October 1, 2011, 800 the Company issued 3,000,000 shares of common stock to its CEO and 534,000 shares of its common stock to its CFO, as compensation for services rendered. The shares were valued at $0.033 per share, the price that the Company sold shares of its common stock in a private placement. Accordingly the Company has included $117,800 of stock compensation expense for the year ended December 31, 2011.

Subsequent to December 31, 2011, the Company issued 3,851,000 shares of restricted common stock for services, 100,000 shares of restricted common stock for patent rights and 5,050,000 shares of restricted common stock for cash (see Note 11).

F-11

NOTE 7 – RELATED PARTY TRANSACTIONS

Officer advances and repayments

During the years ended December 31, 2011 and 2010, the Company’s Chief Executive Officer (“CEO”) loaned or advanced the Company $5,050 and $10,100, respectively. During the years ended December 31, 2011 and 2010 the Company repaid $8,350 and $6,800, respectively and there was no balance due as of December 31, 2011.

Management fees

During the year ended December 31, 2011 the Company paid management fees of $3,151 to Michael Friedman (CEO). The Company also issued 3,000,000 shares of its common stock to the CEO and 534,000 shares of its common stock to the CFO. The shares were valued at $0.033 per share, the price of the common stock sold in the Company’s private placements. Accordingly, the Company recorded stock compensation expense of $117,800 for the year ended December 31, 2011.

Investor Relations

The Company paid fees totaling $4,600 for investor relations services provided by an entity that is owned by the Company’s CEO.

Amounts due Mediswipe, Inc.

As of December 31, 2011, Mediswipe, Inc, (“Mediswipe”) owns 6,000,000 shares of the Company’s common stock, representing approximately 60% of the Company’s outstanding common stock. The Company owes Mediswipe $69,936 and $13,350 as of December 31, 2011 and 2010, respectively, as a result of advances received from Mediswipe.

NOTE 8 – INCOME TAXES

Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 2011 and 2010.

Income tax expense for 2011 and 2010 is as follows:

	2011	2010

Current:
Federal	$—	$—
State	—	—

	—	—

Deferred:
Federal	(59,183)	$(5,610)
State	(6,319)	(599)
Change in Valuation allowance	65,501	6,209
	$—	$—

The following is a summary of the Company’s deferred tax assets at December 31, 2011 and 2010:

	2011	2010

Deferred Tax Assets:
Net operating losses	$27,382	$6,209
Stock compensation	44,328	—
Net deferred tax assets	71,710	6,209

Valuation allowance	(71,710)	(6,209)

	$—	$—

A reconciliation between the expected tax expense (benefit) and the effective tax rate for the year ended December 31, 2011 and for the period from inception through December 31, 2010 are as follows:

	2011	2010

Statutory federal income tax rate	34%	34%
State taxes, net of federal income tax	3.63%	3.63%
Effect of change in valuation allowance	(36.42%)	(36.42%)
Non deductible expenses	(1.21%)	(1.21%)

	0%	0%

As of December 31, 2011, the Company had a tax net operating loss carry forward of approximately $77,000. Any unused portion of this carry forward expires in 2029. Utilization of this loss may be limited in the event of an ownership change pursuant to IRS Section 382.

F-12

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company.

Lease Agreement

Effective on December 1, 2011 the Company and Mediswipe entered into a two year agreement to rent executive office space in West Palm Beach, Florida. The lease automatically renews for 3 month periods unless terminated in writing 30 days prior to the then current end date by either party. Totaling approximately 1,200 square feet, the combined monthly rent is $2,500.  Our annual payment obligation under the lease is as follows:

2012	$15,000
2013	$13,750

NOTE 10 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2011 the Company had an accumulated deficit of $196,357 and a working capital deficit of $25,057. The Company used $68,200 and $16,499 in cash in operations for the year ended December 31, 2011 and for the period from inception through December 31, 2010, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

The Company presently maintains daily operations and capital needs through the receipts of monthly account residuals the Company receives directly from the Company’s processors. From time to time when the Company needs additional funds, the Company has been able to get advances from Mediswipe (parent). Additionally, the Company’s CEO, B. Michael Friedman has loaned the Company money in the past. The Company expects to increase sales of additional merchant accounts over the course of this fiscal year.

Recent Events

The Company has been approved by the Common Short Code Administration for use and operation of the international short code “MY800” (69800) as proprietary intellectual property with the use of unlimited keywords. The Company’s Short Message Service (SMS) gateway offers a hosted messaging platform to SMS-enable any application, website or system. This will enable the Company’s customers the immediate capability to deliver and receive messages to and from any application, via the Company’s licensed messaging platform allowing brick and mortar retailers or online businesses to offer branded message offerings, notifications, mobile coupons and payment solutions to any mobile device.

The Company operates and will seek to trademark the following domains and brands: www.800commerce.com, www.my800doctor.com, www.my800realtor.com, www.my800creditrepair.com, www.my800lawyer.com, www.my800homeloan.com, www.my800travel.com and others.

The first “MY800” portal launch under the 800 Commerce platform will be “My800DOCTOR.com. My800Doctor.com will seek to revolutionize the online healthcare space by offering both the insured and uninsured patient a variety of healthcare options including telehealth and telemedicine functionality, online consultations, discount prescriptions on name brand drugs and digitized personal health records presently mandated by the Federal government by 2013. The website and mobile app will allow patients to search for doctors by specialty and other categories, read reviews, view medical related video content and schedule visits electronically.

Consumers will be able to pick and choose the physician of their choice within the network, receive online consultations at a minimum cost, receive prescriptions via email and get SMS prescriptions alerts and appointment reminders cutting down on time and travel related costs associated with customary doctor visits and standard healthcare.

The Company has recently filed provisional patents relating to systems and methods for the selection of transactional services to be used in electronic commerce. The transactional services protected under the provisional patent of 800 Commerce will allow users to do transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the internet. Software can be used to facilitate the use of transactional services and to match sellers with buyers in an effective manner.

F-13

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 30, 2012, which is the date the financial statements were available to be issued.

On May 10, 2012, the Company issued a $50,000 convertible promissory note. The note matures on May 10, 2013, has an eight percent (8%) per annum interest rate and, at the option of note-holder, can convert the note into shares of Company common stock at a conversion price equal to 65% of the lowest closing bid price for the five days preceding the date of conversion.

In May 2012, the Company received proceeds of $155,000 upon the sale of 4,650,000 shares (post dividend) of its restricted common stock. The shares of common stock were sold for $0.0333 per share.

On June 10, 2012 the Company issued 1,500,000 (post dividend) shares of restricted common stock for future services pursuant to a Business Development and Consulting Agreement (“BDCA”). Additionally, the Consultant received $10,000 and will also be compensated a five percent (5%) override on all residual income for the life of any business development contracts executed by the Company.

Also on June 10, 2012, the Company issued 1,851,000 (post dividend) shares of restricted common stock for services. Of the shares issued 366,000 where issued to its CFO, 750,000 shares were issued for legal services and 735,000 were issued for office administration services to Michele Friedman, the former wife of our CEO, B. Michael Friedman as compensation for services rendered.

On June 20, 2012 the board of directors approved a stock dividend whereby the Company will issue two (2) additional shares of common stock for each share of common stock outstanding. Accordingly, the Company issued 12,000,000 shares of common stock (the “Dividend Shares”) on July 5th, 2012. Subsequent to the issuance of the Dividend Shares, the Company had 18,000,000 shares of common stock issued and outstanding.

Effective August 1, 2012 the Company adopted the 2012 Equity Incentive Plan (the “2012 Plan”) whereby the Company has reserved five million shares of common stock to be available for grants pursuant to the 2012 Plan.

Effective August 1, 2012, the Company entered into two Advisory Board Agreements, pursuant to which, the Company granted to each of Dr. James Canton and Mr. Scott Climes a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options were granted under the 2012 Plan.

On August 1, 2012 the Board of Directors of the Company authorized the Company to issue 100,000 shares of restricted common stock to Dr. James Canton, for his transfer to the Company, of patent pending technology regarding transactional services. The patent pending technology allows users to effect transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the Internet.

On August 1, 2012 we entered into a series of agreements with Payventures, LLC. (“PV”) and Payventures Tech, LLC. (“PVTECH”). PV operates a business of promoting merchant services offered by certain banks, including credit and debit card transaction processing and network services (“Merchant Services”) to merchants. Pursuant to an Assignment Agreement between PV and the Company PV assigned fifty percent (50%) of PV’s rights to receive residual payments from a certain Assigned Customer, in exchange for five hundred thousand (500,000) shares of the Company’s restricted common stock. The shares were issued September 11, 2012. The initial term of the agreement is for one year, renews for successive one year terms automatically, unless terminated. At the end of the initial term, either party can terminate the agreement with thirty (30) days notice. PV may terminate at any time, but shall continue to pay the assigned rights to the Company, if the termination is without default by the Company.

PV and the Company also entered into a one year (with successive one year automatic renewals) Consulting Agreement, whereby PV will provide services to the Company, including; coordination of mobile messaging services, customer contact, customer assistance services and merchant acquisition and processing services. PV will be compensated at their standard hourly rate for such services. Either party can terminate the agreement at any time with thirty (30) days written notice.

Also on August 1, 2012, PV and the Company executed an Agent Referral Agreement, whereby PV will compensate the Company for any customer referred to PV by the Company that subsequently utilizes PV’s Merchant Services. The agreement has a two (2) year term and automatically renews for successive years, unless sixty (60) days prior written notice is given by either party. The agreement can be terminated prior to the conclusion of the term by: a) either party as a result of a default by the other party and failure to cure such default within thirty (30) days after notice of said default or b) by either party immediately in the event of insolvency, receivership, voluntary or involuntary bankruptcy, or an assignment for the benefit of creditors of the other party.

PVTECH and the company entered into a Hosted Platform License & Services Agreement, whereby PVTECH will provide the Company access to their hosted ecommerce and processing platform products, as well as related services and support. Pursuant to the terms of the agreement, the Company will pay PVTECH a monthly licensing fee of $2,500 and a transaction fee of $0.07 per transaction. Beginning in the seventh (7th) month of the agreement, there is a minimum transaction fee of $2,500 per month. The term of the agreement is for one year, with automatic one year renewals until either party gives written notice to terminate this agreement no less than three (3) calendar months prior to the commencement of a renewal term. Either party may terminate the agreement: a) upon a material breach by the other party if such breach is not cured within thirty (30) days after notice of said breach or b) where the other party is subject to a filed bankruptcy petition or formal insolvency proceeding that is not dismissed within thirty (30) days.

On August 7, 2012, the Company entered into a Client Agreement with 3Cinteractive, LLC. (“3Ci”). 3Ci will make available to the Company their “Switchblade Platform”. The Switchblade Platform enables users to send and receive SMS messages directly to and from US Mobile Operator subscribers. The service includes, web-based, API and file based interfaces to facilitate interactions between the Company and the Company’s clients. The platform provides full service SMS services including but not limited to the ability to create and manage interactive workflows, keyboard campaigns, text –to-screen, immediate or schedules broadcasts, post notification services, dynamic group management, external API access, mobile configuration and reporting. Pursuant to the agreement, the Company incurred a $2,500 set-up fee, and will be charged monthly, beginning one month from the billing activation date. The initial three months will be $1,500, $2,000 and $2,500 respectively, and beginning in the fourth month from billing activation, the Company will incur a monthly fee of $3,000 as well $1,100 for our vanity short code (800 Commerce). The initial term of the agreement is for twenty four (24) months from billing activation date, and will be automatically extended (the “Extended Term”) for twelve (12) months upon the expiration of the initial term unless either party has delivered written notice of its’ intent to terminate the agreement at least sixty (60) days prior to the end of the initial term or any Extended Term. Upon the occurrence of an event of default (as defined in the agreement), either party has the right to terminate the agreement.

In September 2012, the Company entered into a Proposed Statement of Work, whereby the Company and interactiveMD (“iMD”), have initiated a multi-part business relationship. iMD is a leading telehealth company that provides patients with the convenience of round-the-clock access to licensed physicians via live videoconference, telephone, and secure email. Their revolutionary platform expands and improves the delivery of healthcare while simultaneously reducing costs and overcoming barriers to care. Regardless of location, a member can connect with a network of licensed physicians in real-time for the diagnosis and treatment of a wide range of common conditions. The Company has the right to sell iMD telhealth services as well as to offer the iMD system and technology to doctors licensing the Company’s appointment scheduling software. iMD will also be building for the Company, a white label version of the iMD system. The parties plan to enter a three (3) year agreement for the Company to sell the iMD telehealth services.

On September 11, 2012, the Company appointed Dr. Canton as the Chairman of the Board, and Mr. Climes as the Chief Executive Officer and as a member of the board of directors of the Company.

In September and October 2012, the Company the Company received proceeds of $100,000 upon the sale of 400,000 shares of its restricted common stock. The shares of common stock were sold for $0.25 per share.

The Company is planning on filing a registration statement, whereby the Company will be registering the six million shares of common stock owned by Mediswipe. Once the registration statement has been declared effective by the appropriate regulatory bodies, Mediswipe will be distributing the six million shares of common stock, on a pro rata basis to the Mediswipe shareholders as of a record date to be determined.

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.

F-14

800 COMMERCE, INC.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$123,910	$735
Accounts receivable	1,154	1,142
Prepaid expenses	47,750	2,500
Marketable securities	19,000	38,000
Security deposit	2,500	2,500
Total current assets	194,314	44,877

Patents pending	32,500	—
Computer Equipment, net	1,177	—
Total assets	227,991	44,877
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable and accrued expenses	$36,159	$—
Due to stockholder	68,186	69,934
Convertible promssory note, net of discount of $47,123	2,877	—
Derivative liability	42,735	—
Total current liabilities	149,957	69,934

Stockholders' Equity (Deficiency):
Preferred stock, $0.001 par value; 10,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value; 90,000,000 shares authorized; 18,000,000 (2012) and
9,999,000 (2011) shares issued and outstanding	18,000	9,999
Additional paid-in capital	572,000	313,301
Accumulated comprehensive loss	(171,000)	(152,000
Accumulated deficit	(340,966)	(196,357

Total stockholders' equity (deficiency)	78,034	(25,057

Total liabilities and stockholders' equity (deficiency)	$227,991	$44,877

F-15

800 COMMERCE, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Six months ended June 30,
	2012	2011

Fee revenue, net	$9,108	$4,583

Operating expenses:
Salaries and management fees	86,440	3,700
Commissions and marketing	4,500	—
Rent	2,694	5,057
Travel and entertainment	5,380	1,498
Investor relations, related	10,000
Transfer agent and filing fees	2,020	—
Professional and consulting fees	29,750	900
Software development and internet expenses	10,547	2,693
Other	6,544	1,555

Total operating expenses	157,875	15,403

Other income (expense):
Interest expense	(3,107)	—
Derivative liability income	7,265	—
Total other income	4,158	—

Net loss	$(144,609)	$(10,820)

Other Comprehensive loss, net of tax:
Unrealized loss on marketable securities	$(19,000)	$(34,000)

Other comprehensive loss	(19,000)	(34,000)

Comprehensive loss	$(163,609)	$(44,820)

Net loss per share	$(0.01)	$(0.01)

Weighted average number of common shares outstanding
Basic and diluted	11,613,199	765,500

F-16

800 COMMERCE, INC.

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY) (UNAUDITED)

Period from February 12, 2010 (Inception) to June 30, 2012

			Additional	Accumulated		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Loss	Deficit	Equity (Deficiency)

Balances, February 12, 2010 (Inception)	—	—	$—	$—	$—	$—

Issuance of founders stock to parent	750,000	750	(750)			—

Capitalization of Company with Parent common stock	—	—	190,000	—	—	190,000

Unrealized loss on parent common stock	—	—	—	(54,000)	—	(54,000)

Net loss	—	—	—	—	(16,499)	(16,499)

Balances, December 31, 2010	750,000	750	189,250	(54,000)	(16,499)	119,501

Common stock issued to parent	5,250,000	5,250	(5,250)	—	—	—

Common stock issued for cash	465,000	465	15,035	—	—	15,500

Common stock issued for services	3,534,000	3,534	114,266	—	—	117,800

Unrealized loss on parent common stock	—	—		(98,000)	—	(98,000)

Net loss	—	—	—	—	(179,858)	(179,858)

Balances, December 31, 2011	9,999,000	9,999	313,301	(152,000)	(196,357)	(25,057)

Common stock issued for cash	4,650,000	4,650	150,350	—	—	155,000

Common stock issued for services	3,351,000	3,351	108,349	—	—	111,700

Comprehensive loss	—	—	—	(19,000)	—	(19,000)

Net loss	—	—	—	—	(144,609)	(144,609)

Balances, June 30, 2012	18,000,000	$18,000	$572,000	$(171,000)	$(340,966)	$78,034

F-17

800 COMMERCE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2012 AND 2011 (UNAUDITED)

	2012	2011
Cash flows from operating activities:
Net loss	$(144,609)	$(10,820)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation	11	—
Amortization of discount on convertible note	2,877	—
Change in fair market value of derivative liabilities	(7,265)	—
Stock based compensation	67,950	—
Change in operating assets and liabilities:
Increase in prepaid expenses	(1,500)	—
Increase in accounts receivable	(12)	—
Increase in accounts payable and accrued expenses	3,659	—
Net cash used in operating activities	$(78,889)	$(10,820)

Cash flows from investing activities:
Purchase of computer equipment	(1,188)	—

Net cash used in investing activities	(1,188)	—

Cash flows from financing activities:
Proceeds from sale of common stock	155,000	7,000
Proceeds from convertible note	50,000	—
Advances (repayments to) from shareholder	(1,748)	7,749
Repayments on notes payable, related party	—	(2,204)
Net cash provided by financing activities	203,252	12,545

Net increase in cash and cash equivalents	123,175	1,725
Cash and cash equivalents, beginning	735	151

Cash and cash equivalents, ending	$123,910	$1,876

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

Schedule of Non-Cash Investing and Financing Activities

Issuance of common stock for prepaid consulting fees	$50,000	$—

Patent costs included in accounts payable	$32,500	$—

F-18

800 COMMERCE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2012

(UNAUDITED)

NOTE 1 - ORGANIZATION

BUSINESS

800 Commerce Inc. (“800 Commerce” or the “Company”) was formed in the State of Florida on February 10, 2010. The Company operates payment processing services, gift and loyalty card program, prepaid debit cards and mobile marketing campaigns for consumers and businesses. Our corporate website is www.800Commerce.com. The Company offers MasterCard prepaid cards branded with corporations’ brands. The prepaid cards can be used for various applications including payroll, corporate incentives, employee incentives, and general use.  Each of these activities creates a fee opportunity for us and our affiliated banks and merchants.

The Company offers merchant processing services through Independent Service Organizations (“ISO”) and agent agreements with FrontStream Payments and Pay Ventures from which we receive residuals from each merchant account each month. In order to provide payment-processing services for Visa, MasterCard and Discover transactions, the Company must be sponsored by a financial institution that is a principal member of the respective Visa, MasterCard and Discover card associations. The Company has agreements with several processors to provide to us, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. The Company also maintains a bank sponsorship agreement for its prepaid card programs. Monthly revenues are derived through merchant account residual payments paid to us via wire transfer or ACH each month.

The Company’s merchant processing division is designed to provide innovative payment solutions for high volume clients and/or customized branded advertisers. The Company’s mobile marketing platform and tools are designed to enable large brands or anyone with substantial reach to utilize the mobile device as a new means to communicate.

The Company’s revenues are paid to us through Front Stream Payments, Inc., and Pay Ventures Inc. The bulk of that revenue comes from merchant processing services. The company is primarily a Business to Business (“B2B”) player and/or white label service, and will in the future seek to have a consumer brand presence for its’ own name within the merchant processing sector and mobile marketing industry

RECENT EVENTS

The Company has been approved by the Common Short Code Administration for use and operation of the international short code “MY800” (69800) as proprietary intellectual property with the use of unlimited keywords. The Company’s Short Message Service (SMS) gateway offers a hosted messaging platform to SMS-enable any application, website or system. This will enable the Company’s customers the immediate capability to deliver and receive messages to and from any application, via the Company’s licensed messaging platform allowing brick and mortar retailers or online businesses to offer branded message offerings, notifications, mobile coupons and payment solutions to any mobile device.

The Company operates and will seek to trademark the following domains and brands: www.800commerce.com, www.my800doctor.com, www.my800realtor.com, www.my800creditrepair.com, www.my800lawyer.com, www.my800homeloan.com, www.my800travel.com and others.

The first “MY800” portal launch under the 800 Commerce platform will be “My800DOCTOR.com. My800Doctor.com will seek to revolutionize the online healthcare space by offering both the insured and uninsured patient a variety of healthcare options including telehealth and telemedicine functionality, online consultations, discount prescriptions on name brand drugs and digitized personal health records presently mandated by the Federal government by 2013. The website and mobile app will allow patients to search for doctors by specialty and other categories, read reviews, view medical related video content and schedule visits electronically.

Consumers will be able to pick and choose the physician of their choice within the network, receive online consultations at a minimum cost, receive prescriptions via email and get SMS prescriptions alerts and appointment reminders cutting down on time and travel related costs associated with customary doctor visits and standard healthcare.

The Company has recently filed provisional patents relating to systems and methods for the selection of transactional services to be used in electronic commerce. The transactional services protected under the provisional patent of 800 Commerce will allow users to do transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the internet. Software can be used to facilitate the use of transactional services and to match sellers with buyers in an effective manner.

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NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The condensed financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

The accompanying condensed financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments necessary to present the financial position, results of operations and cash flows for the stated periods have been made. Except as described below, these adjustments consist only of normal and recurring adjustments.

Certain information and note disclosures normally included in the Company’s annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed financial statements should be read in conjunction with a reading of the Company’s audited financial statements and notes thereto for the year ended December 31, 2011, included in this registration statement. Interim results of operations for the six months ended June 30, 2012 are not necessarily indicative of future results for the full year.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

The Company records accounts receivable from amounts due from its processors. The Company charges certain merchants for processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. The Company charges other merchant customers a flat fee per transaction, and may also charge miscellaneous fees to customers, including fees for returns, monthly minimums, and other miscellaneous services. All the charges and collections thereon flow through the processors who then remit the fee due the Company within the month following the actual charges.

MARKETABLE SECURITIES

The Company classifies its marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred.

PATENTS

The Company capitalizes legal fees and filing costs associated with the development and filing of its patents.  Patents are generally amortized over an estimated useful life of 15 years using the straight-line method beginning on the grant date.  No amortization expense was recorded during the six months ended June 30, 2012 or the year ended December 31, 2011, as the Company’s patents are still pending as of June 30, 2012.

F-20

REVENUE RECOGNITION

The Company recognizes revenue in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” (“SAB No. 104”). SAB 104 clarifies application of generally accepted accounting principles related to revenue transactions. The Company also follows the guidance in EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables ("EITF Issue No. 00-21"), in arrangements with multiple deliverables.

The Company recognizes revenues when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue during the month in which commissions are earned.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s own credit risk as observed in the credit default swap market.

The Company's financial instruments consist primarily of marketable securities. Marketable securities are adjusted to fair value each balance sheet date, based on quoted prices; which are considered level 1 inputs (see Note 5). The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

The Company’s derivative liability resulting from the issuance of convertible debt is adjusted to fair value based on recent sales of the underlying common stock and the use of an option pricing model, which are consistent with level 3 inputs. See Note 7.

The following table represents the Company’s financial instruments that are measured at fair value on a recurring basis as of June 30, 2012 and December 31, 2011 for each fair value hierarchy level.

June 30, 2012	Derivative Liability	Marketable Securities	Total
Level I	$—	$19,000	$19,000
Level II	$—	$—	$—
Level III	$42,735	$—	$42,735

December 31, 2011
Level I	$—	$38,000	$38,000
Level II	$—	$—	$—
Level III	$—	$—	$—

F-21

INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. The Company records a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, the Company has not been assessed, nor has the Company paid, any interest or penalties.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized. The Company’s tax years subsequent to 2005 remain subject to examination by federal and state tax jurisdictions.

The Company accounts for income taxes using SFAS No. 109,  "Accounting for  Income Taxes," which requires  recognition of deferred tax liabilities and  assets for  expected  future  tax  consequences  of events  that have been included in the financial  statements  or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share are computed in accordance with SFAS No. 128, "Earnings per Share". Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. Potentially dilutive securities for the six months ended June 30, 2012, consisting of 42,735,043 shares of common stock underlying convertible debt were not included in the calculation of diluted loss per share because their impact was anti-dilutive. There were no potentially dilutive securities outstanding for the six months ended June 30, 2011.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Stock awards granted to non-employees are valued at their respective measurement dates based on the trading price of the Company’s common stock and recognized as expense during the period in which services are provided.

COMPREHENSIVE INCOME

The Company has adopted ASC Topic 220, "Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Items included in the Company’s comprehensive loss consist of unrealized losses on available-for-sale securities.

F-22

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” This guidance requires additional disclosures about fair value measurements, including information about purchases, sales, issuances and settlements in Level 3. The Company adopted this guidance effective January 1, 2011, and its adoption did not have a material impact on the Company’s financial condition or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 will result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011, with early application not permitted, and became effective for the Company on January 1, 2012. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The Company adopted this guidance effective October 1, 2011, and its adoption did not have a material impact on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 4 – SALES CONCENTRATION AND CONCENTRATION OF CREDIT RISK

Cash

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is t insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC insured institution insures up to $250,000 on account balances. The amounts that are not insured by FDIC limitations are held in short-term securities. The company has not experienced any losses in such accounts.

Sales

None of the Company’s customers account for more than 10% of revenues, however the Company relies on a few processors to provide to us, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools.

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NOTE 5 - MARKETABLE SECURITES

The Company’s marketable securities consist solely of 10,000,000 shares of Mediswipe, Inc.’s common stock, issued to the Company in connection with the Company’s formation in 2010. The Company classifies its marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred. There were no realized gains or losses for the six months ended June 30, 2012 and 2011. The aggregate fair value of the Company’s holdings in Mediswipe’s common stock totaled $19,000 and $38,000 as of June 30, 2012 and December 31, 2011, respectively.

The following summarizes the carrying value of marketable securities as of June 30, 2012 and December 31, 2011.

	2012	2011
Beginning fair value	$38,000	$190,000
Unrealized losses included in accumulated other comprehensive income	(19,000)	(152,000)
Net carrying value	$19,000	$38,000

The Company did not purchase or sell any marketable securities during the six months ended June 30, 2012 and 2011.

NOTE 6 – RELATED PARTY TRANSACTIONS

Management fees

During the six months ended June 30, 2012 the Company paid management fees of $2,740 to our President, Michael Friedman, and $2,000 to our Chief Financial Officer, Barry Hollander. The Company also issued 366,000 shares of its common stock to the CFO. The shares were valued at $0.033 per share, the price of the common stock sold in the Company’s private placements.

Amounts due Mediswipe, Inc.

As of June 30, 2012 and December 31, 2011, Mediswipe, Inc, (“Mediswipe”) owns 6,000,000 shares of the Company’s common stock, representing approximately 33% of the Company’s outstanding common stock. The Company owes Mediswipe $68,186 and $69,934 as of June 30, 2012 and December 31, 2011, respectively, as a result of advances received from Mediswipe. These advances are non-interest bearing and are due on demand.

Board of Directors

Effective August 1, 2012, the Company entered into Advisory Board Agreements with Dr. James Canton and Scott Climes. Pursuant to each agreement, the Company granted a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options vest as follows; 200,000 upon the effective date and 50,000 at the end of each of the subsequent twelve months. Effective September 11, 2012, Dr. Canton became the Chairman of the Board of Directors, and Mr. Climes was appointed the Chief Executive Officer (“CEO”) of the Company and named to the Board of Directors. Prior to his appointment as CEO and director, the Company issued a $50,000 convertible promissory note (see footnote 7). Prior to his appointment as Chairman of the Board of the Company, Dr. Canton was issued 100,000 shares of restricted common stock in exchange for the transfer a patent pending application that allows users to effect transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the Internet.

NOTE 7 – CONVERTIBLE PROMISSORY NOTE

In May 2012, the Company entered into a note agreement with an unaffiliated investor for the issuance of a convertible promissory note in the amount of $50,000 (the “Note”). Among other terms the Note is due one year from its issuance date, bears interest at 8% per annum, payable in cash or shares at the Conversion Price as defined herewith, and are convertible at a conversion price (the “Conversion Price”) for each share of common stock equal to 65% of the lowest closing bid price within five days of any conversion. Upon the occurrence of an event of default, as defined in the Note, the Company is required to pay interest at 12% per annum and the holders may at their option declare the Note, together with accrued and unpaid interest, to be immediately due and payable. In addition, the Note provides for adjustments for dividends payable other than in shares of common stock, for reclassification, exchange or substitution of the common stock for another security or securities of the Company or pursuant to a reorganization, merger, consolidation, or sale of assets, where there is a change in control of the Company. The Company may at its own option prepay the Note and must maintain sufficient authorized shares reserved for issuance under the Note.

The Company has determined that the conversion feature of the Note represents an embedded derivative since the Note is convertible into a variable number of shares upon conversion. Accordingly, the Note is not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. Accordingly, the fair value of this derivative instrument has been recorded as a liability on the balance sheet with the corresponding amount recorded as a discount to the Note. Such discount will be accreted from the date of issuance to the maturity date of the Note. The change in the fair value of the derivative liability will be recorded in other income or expenses in the statement of operations at the end of each quarter, with the offset to the derivative liability on the balance sheet. The beneficial conversion feature included in the Note resulted in an initial debt discount of $50,000 and an initial loss on the valuation of derivative liabilities of $1,282 based on the initial fair value of the derivative liability of $51,282. The fair value of the embedded derivative liability was calculated at issue date utilizing the following assumptions:

Issuance Date	Fair Value	Term	Assumed Conversion Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
5/10/12	$51,282	12 months	$0.00195	$0.0032	152%	0.09

At June 30, 2012, the Company revalued the embedded derivative liability. For the period from issuance to June 30, 2012, the Company decreased the derivative liability of $51,282 by $8,547 resulting in a derivative liability of $42,735 at June 30, 2012.

 The fair value of the embedded derivative liability was calculated at June 30, 2012 utilizing the following assumptions:

Fair Value	Term	Assumed Conversion Price	Volatilty Percentage	Interest Rate
$42,735	12 months	$0.00117	164%	0.09

F-24

NOTE 8 – COMMON STOCK

Common Stock

In May 2012, the Company received proceeds of $155,000 upon the sale of 4,650,000 shares of its restricted common stock. The shares of common stock were sold for $0.0333 per share.

On June 10, 2012 the Company issued 1,500,000 shares of restricted common stock for future services pursuant to a Business Development and Consulting Agreement (“BDCA”). Additionally, the Consultant received $10,000 and will also be compensated a five percent (5%) override on all residual income for the life of any business development contracts executed by the Company. The shares were valued at $50,000 ($0.0333 per share) and are being amortized over the one year term of the BDCA, accordingly the Company expensed $6,250 (included in stock based compensation) for the six months ended June 30, 2012

Also on June 10, 2012, the Company issued 1,851,000 shares of restricted common stock for services. Of the shares issued 366,000 where issued to its CFO, 750,000 shares were issued for legal services and 735,000 were issued for office administration services to Michele Friedman, the former wife of our CEO, B. Michael Friedman as compensation for services rendered. All of these shares were valued at $0.0333 per share, the price that the Company sold shares of its common stock in its’ recent private placement. The Company has included $61,700 in stock based compensation for the six months ended June 30, 2012, related to these issuances.

On June 20, 2012 the board of directors approved a stock dividend whereby the Company will issue two (2) additional shares of common stock for each share of common stock outstanding. Accordingly, the Company issued 12,000,000 shares of common stock (the “Dividend Shares”) on July 5th, 2012. Subsequent to the issuance of the Dividend Shares, the Company had 18,000,000 shares of common stock issued and outstanding.

Subsequent to June 30, 2012, the Company issued 500,000 shares of restricted common stock pursuant to a consulting agreement, 100,000 shares of restricted common stock for patent rights and 400,000 shares of restricted common stock for cash (see Note 12).

NOTE 9 – INCOME TAXES

Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at June 30, 2012 and December 31, 2011.

As of June 30, 2012, the Company had a tax net operating loss carry forward of approximately $143,000. Any unused portion of this carry forward expires in 2029. Utilization of this loss may be limited in the event of an ownership change pursuant to IRS Section 382.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company.

Lease Agreement

Effective on December 1, 2011 the Company and Mediswipe entered into a two year agreement to rent executive office space in West Palm Beach, Florida. The lease automatically renews for 3 month periods unless terminated in writing 30 days prior to the then current end date by either party. Totaling approximately 1,200 square feet, the Company’s monthly rent is $1,250.

Our business agreements consist primarily of banking ISO agreements and technology licensing agreements. Banking agreements are typically agreements with merchant banks which provide all direct relationships with the credit card issuing banks, PCI compliant gateways for our merchant processing clients and administrative functions. These agreements typically involve a split of the fees received between the banks and the Company based on interchange rate, agent commissions, or a fixed fee per transaction. Licensing agreements are infrastructure in nature and establish the connection to the end user that enables the Company to deliver and collect payment for the transacted media content or service application. Licensing agreements typically involve a split of the fees received between the technology provider, carriers and the Company.

F-25

NOTE 11 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of June 30, 2012 the Company had an accumulated deficit of approximately $340,000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

The Company maintains daily operations and capital needs through the receipts of monthly account residuals received directly from the Company’s processors. During the six months ended June 30, 2012 the Company sold 1,550,000 (4,650,000 post dividend) shares of common stock for $0.10 ($0.0333 post dividend) per share and received $155,000. The Company expects to increase sales of additional merchant accounts over the course of this fiscal year.

The Company is planning on filing a registration statement, whereby the Company will be registering the six million shares of common stock owned by Mediswipe. Once the registration statement has been declared effective by the appropriate regulatory bodies, Mediswipe will be distributing the six million shares of common stock, on a pro rata basis to the Mediswipe shareholders as of a record date to be determined.

NOTE 12 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through October 10, 2012, which is the date the financial statements were available to be issued.

Effective August 1, 2012 the Company adopted the 2012 Equity Incentive Plan (the “2012 Plan”) whereby the Company has reserved five million shares of common stock to be available for grants pursuant to the 2012 Plan.

Effective August 1, 2012, the Company entered into two Advisory Board Agreements, pursuant to which, the Company granted to each of Dr. James Canton and Mr. Scott Climes a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options were granted under the 2012 Plan.

On August 1, 2012 the Board of Directors of the Company authorized the Company to issue 100,000 shares of restricted common stock to Dr. James Canton, for his transfer to the Company, of patent pending technology regarding transactional services. The patent pending technology allows users to effect transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the Internet.

On August 1, 2012 the Company entered into a series of agreements with Payventures, LLC. (“PV”) and Payventures Tech, LLC. (“PVTECH”). PV operates a business of promoting merchant services offered by certain banks, including credit and debit card transaction processing and network services (“Merchant Services”) to merchants. Pursuant to an Assignment Agreement between PV and the Company PV assigned fifty percent (50%) of PV’s rights to receive residual payments from a certain Assigned Customer, in exchange for five hundred thousand (500,000) shares of the Company’s restricted common stock. The shares were issued September 11, 2012. The initial term of the agreement is for one year, renews for successive one year terms automatically, unless terminated. At the end of the initial term, either party can terminate the agreement with thirty (30) days notice. PV may terminate at any time, but shall continue to pay the assigned rights to the Company, if the termination is without default by the Company.

PV and the Company also entered into a one year (with successive one year automatic renewals) Consulting Agreement, whereby PV will provide services to the Company, including; coordination of mobile messaging services, customer contact, customer assistance services and merchant acquisition and processing services. PV will be compensated at their standard hourly rate for such services. Either party can terminate the agreement at any time with thirty (30) days written notice.

Also on August 1, 2012, PV and the Company executed an Agent Referral Agreement, whereby PV will compensate the Company for any customer referred to PV by the Company that subsequently utilizes PV’s Merchant Services. The agreement has a two (2) year term and automatically renews for successive years, unless sixty (60) days prior written notice is given by either party. The agreement can be terminated prior to the conclusion of the term by: a) either party as a result of a default by the other party and failure to cure such default within thirty (30) days after notice of said default or b) by either party immediately in the event of insolvency, receivership, voluntary or involuntary bankruptcy, or an assignment for the benefit of creditors of the other party.

PVTECH and the company entered into a Hosted Platform License & Services Agreement, whereby PVTECH will provide the Company access to their hosted ecommerce and processing platform products, as well as related services and support. Pursuant to the terms of the agreement, the Company will pay PVTECH a monthly licensing fee of $2,500 and a transaction fee of $0.07 per transaction. Beginning in the seventh (7th) month of the agreement, there is a minimum transaction fee of $2,500 per month. The term of the agreement is for one year, with automatic one year renewals until either party gives written notice to terminate this agreement no less than three (3) calendar months prior to the commencement of a renewal term. Either party may terminate the agreement: a) upon a material breach by the other party if such breach is not cured within thirty (30) days after notice of said breach or b) where the other party is subject to a filed bankruptcy petition or formal insolvency proceeding that is not dismissed within thirty (30) days.

On August 7, 2012, the Company entered into a Client Agreement with 3Cinteractive, LLC. (“3Ci”). 3Ci will make available to the Company their “Switchblade Platform”. The Switchblade Platform enables users to send and receive SMS messages directly to and from US Mobile Operator subscribers. The service includes, web-based, API and file based interfaces to facilitate interactions between the Company and the Company’s clients. The platform provides full service SMS services including but not limited to the ability to create and manage interactive workflows, keyboard campaigns, text –to-screen, immediate or schedules broadcasts, post notification services, dynamic group management, external API access, mobile configuration and reporting. Pursuant to the agreement, the Company incurred a $2,500 set-up fee, and will be charged monthly, beginning one month from the billing activation date. The initial three months will be $1,500, $2,000 and $2,500 respectively, and beginning in the fourth month from billing activation, the Company will incur a monthly fee of $3,000 as well $1,100 for our vanity short code (800 Commerce). The initial term of the agreement is for twenty four (24) months from billing activation date, and will be automatically extended (the “Extended Term”) for twelve (12) months upon the expiration of the initial term unless either party has delivered written notice of its’ intent to terminate the agreement at least sixty (60) days prior to the end of the initial term or any Extended Term. Upon the occurrence of an event of default ( as defined in the agreement), either party has the right to terminate the agreement.

In September 2012, the Company entered into a Proposed Statement of Work, whereby the Company and interactiveMD (“iMD”), have initiated a multi-part business relationship. iMD is a leading telehealth company that provides patients with the convenience of round-the-clock access to licensed physicians via live videoconference, telephone, and secure email. Their revolutionary platform expands and improves the delivery of healthcare while simultaneously reducing costs and overcoming barriers to care. Regardless of location, a member can connect with a network of licensed physicians in real-time for the diagnosis and treatment of a wide range of common conditions. The Company has the right to sell iMD telhealth services as well as to offer the iMD system and technology to doctors licensing the Company’s appointment scheduling software. iMD will also be building for the Company, a white label version of the iMD system. The parties plan to enter a three (3) year agreement for the Company to sell the iMD telehealth services.

On September 11, 2012, the Company appointed Dr. Canton as the Chairman of the Board, and Mr. Climes as the Chief Executive Officer and as a member of the board of directors of the Company.

In September and October 2012, the Company received proceeds of $100,000 upon the sale of 400,000 shares of its restricted common stock. The shares of common stock were sold for $0.25 per share.

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.

F-26

DEALER’S PROSPECTUS DELIVERY OBLIGATIONS

Until ___________________ (90 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations and should rely only on the information contained in this prospectus. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Prospectus

October __, 2012

800 Commerce, Inc.

6,000,000 Shares

Common Stock

(27)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	100.00
Legal Fees and Expenses*	15,000.00
Accounting Fees and Expenses*	7,000.00
Financial Printing*	500.00
Transfer Agent Fees*	1,000.00
Blue Sky Fees and Expenses*	500.00
Miscellaneous*	900.00
TOTAL	$25,000.00

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

•	violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

•	deriving an improper personal benefit from a transaction,

•	voting for or assenting to an unlawful distribution, and

•	willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The statute does not affect a director's responsibilities under any other law, including federal securities laws.

The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws and had access to information concerning our company. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

On February 10, 2010 the Company issued of 750,000 shares of founders stock to MediSwipe

In June 2011, the Company sold 210,000 shares of its common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.033 per share and accordingly received $7,000.

In August 2011, the Company sold 255,000 shares of its common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.033 per share and accordingly received $8,500.

On October 1 2011 the Company issued 5,250,000 shares of its common stock to MediSwipe, Inc., the Company’s Parent Company.

On October 1, 2011, the Company issued 3,000,000 shares of common stock to its Principal Executive Officer and 534,000 shares of its common stock to its CFO, as compensation for services rendered. The shares were valued at $0.033 per share, the price that the Company sold shares of its common stock in a private placement. Accordingly the Company has included $117,800 of stock compensation expense for the year ended December 31, 2011.

In May 2012, the Company received proceeds of $155,000 upon the sale of 4,650,000 shares of its restricted common stock. The shares of common stock were sold for $0.0333 per share.

On June 10, 2012 the Company issued 1,500,000 shares of restricted common stock for future services pursuant to a Business Development and Consulting Agreement (“BDCA”). Additionally, the Consultant received $10,000 and will also be compensated a five percent (5%) override on all residual income for the life of any business development contracts executed by the Company.

Also on June 10, 2012, the Company issued 1,851,000 shares of restricted common stock for services. Of the shares issued 366,000 where issued to its CFO, 750,000 shares were issued for legal services and 735,000 were issued for office administration services as compensation for services rendered.

In September and October 2012, the Company the Company received proceeds of $100,000 upon the sale of 400,000 shares of its restricted common stock. The shares of common stock were sold for $0.25 per share.

On August 1, 2012 the Board of Directors of the Company authorized the Company to issue 100,000 shares of restricted common stock to Dr. James Canton, for his transfer to the Company, of patent pending technology regarding transactional services. The patent pending technology allows users to effect transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the Internet. The shares were issued September 11, 2012.

Also on September 11, 2012 the Company issued 500,000 shares of restricted common stock in exchange for the assignment of fee based transactions.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

No.	Description

3.1	Articles of Incorporation *
3.2	Articles of Amendment to the Articles of Incorporation filed October 11, 2011*
4.1	Specimen stock certificate *
5.1	Opinion of Martin & Pritchett, P.A.*
10.1	Advisory Board Agreement dated May 22, 2012 by and between 800 Commerce, Inc. and James Canton*
10.2	Advisory Board Agreement effective August 1, 2012 by and between 800 Commerce, Inc. and Scott Climes*
10.3	Business Development and Consulting Agreement dated May 15, 2012 between 800 Commerce, Inc. and Daniel Najor*
10.4	800 Commerce Inc.’s 2012 Equity Incentive Plan*
10.5	Assignment Agreement dated August 1, 2012 by and between 800 Commerce, Inc. and Payventures, LLC*
10.6	Consulting Agreement dated August 1, 2012 by and between 800 Commerce, Inc. and Payventures, LLC*
10.7	Agent Referral Agreement dated August 1, 2012 by and between 800 Commerce, Inc. and Payventures, LLC*
10.8	Hosted Platform License & Services Agreement dated August 1, 2012 by and between 800 Commerce, Inc. and Payventures Tech, LLC*
10.9	Client Agreement dated August 7, 2012 by and between 3Cinteractive, LLC and 800 Commerce, Inc.*
10.10	Proposed Statement of Work dated September 20, 2012 by and between 800 Commerce, Inc. and interactiveMD*
14.1	Code of Business Conduct and Ethics *
23.1	Consent of D. Brooks and Associates CPA’s, P.A., *
23.2	Consent of Martin & Pritchett, P.A. (included in the opinion filed as Exhibit 5.1)

*	filed herewith

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ITEM 17. UNDERTAKINGS.

a. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

ii.	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:
	•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
	•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
	•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on October 15, 2012.

800 Commerce, Inc.

By:	/s/ B. Michael Friedman
B. Michael Friedman
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ B. Michael Friedman	Director and President (Principal Executive Officer)	October 16, 2012
B. Michael Friedman

/s/ Scott Climes	Director and Chief Executive Officer	October 16, 2012
Scott Climes

/s/ Barry Hollander	Chief Financial Officer (Principal Financial and Accounting Officer	October 16, 2012
Barry Hollander

/s/ James M. Canton, PHD	Chairman of the Board	October 16, 2012
James M Canton, PHD

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